As Filed with the Securities and Exchange Commission on October 6, 1999
                                                      Registration No. 333-82585

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------


                                 AMENDMENT NO. 1
                                       TO
                        FORM SB-2, REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                 ---------------

                                 Docuport, Inc.
                 (Name of small business issuer in its charter)

            Delaware                       3577                   22-3649272
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)    Classification Number)    Identification No.)

                      1155 Rene Levesque West - Suite 3500
                                   P.O. Box 60
                          Montreal, PQ, H3B 3T6, Canada
                                 (514) 878-0098
                        (Address and telephone number of
               principal executive offices and place of business)

                Raja S. Tuli, Chairman of the Board of Directors
                                 Docuport, Inc.
                      1155 Rene Levesque West - Suite 3500
                                   P.O. Box 60
                          Montreal, PQ, H3B 3T6, Canada
                                 (514) 878-0098
                                 (514) 866-3630
                          (Name, address and telephone
                          number of agent for service)

                                   Copies to:

                            Frederick M. Mintz, Esq.
                              Mintz & Fraade, P.C.
                               488 Madison Avenue
                            New York, New York 10022
                          Telephone No.: (212) 486-2500
                          Facsimile No.: (212) 486-0701

                                 ---------------

      Approximate date of proposed sale to the public:

      As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________________.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------
                                                      Proposed
    Title of       Amount to be      Proposed         Maximum         Amount of
 securities to      registered        Maximum        Aggregate     registration fee
 be registered                    Offering Price   Offering Price
                                   Per Share(1)
-----------------------------------------------------------------------------------
 Common Stock,
par value $0.001    1,322,500          $2.00         $2,645,000        $735.31
-----------------------------------------------------------------------------------
  Common Stock,     172,500(2)          $.10           $17,250          $4.80
par value $0.001
-----------------------------------------------------------------------------------
 Common Stock,       83,333(3)         $2.00          $166,666         $46.33
par value $0.001
-----------------------------------------------------------------------------------
                                                       Total
                                                  Registration Fee     $786.44
-----------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Issuable upon exercise of the Common Stock Purchase Warrants included in the units purchased in the 1996 private offering.

(3) Issuable upon the exercise of options held by an officer of the company.

      This prospectus relates to 1,578,333 shares of our common stock and includes shares of our common stock underlying common stock purchase warrants and options owned by the persons named in this prospectus under the caption "Selling Stockholders." The shares were acquired by the selling stockholders in various transactions, all of which were exempt from registration under the Securities Act of 1933. The shares registered by this prospectus may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or through other commonly used methods to trade publicly available stock, at market prices prevailing at the time of sale or negotiated prices. The shares of our common stock may be sold directly or through brokers or dealers.


      We will receive no part of the proceeds of any sales of our common stock as a result of this registration. We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

                  SUBJECT TO COMPLETION, DATED October 6, 1999


PROSPECTUS


                                1,578,333 Shares


                                  DOCUPORT, INC

                                  Common Stock

      This is the first registration of our securities. The common stock available for sale as a result of this prospectus will be sold by currently existing stockholders. We will not receive any money from the sale of our common stock as a result of this registration.


      Prior to this registration, there has been no public market for the common stock. The Company has applied to have the common stock traded on the OTC Bulletin Board, which is maintained by the National Association of Securities Dealers, Inc., after this registration statement is declared effective. The shares will be priced based upon bid and ask quotes submitted by broker-dealers.


                            ------------------------


      An investor should read the Risk Factors section of this prospectus, commencing on page 4 before deciding whether to invest in these securities.


                            ------------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                     The date of this prospectus is __, 1999

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus Summary...........................................................1
Summary Financial Information............................................... 2
Risk Factors.................................................................3
Use of Proceeds..............................................................9
Capitalization...............................................................9
Management's Discussion and Analysis of Financial Condition and
 Results of Operations .....................................................10
Financial Condition and Results of Operations...............................11
Business....................................................................15
Dividend Policy.............................................................20
Employees...................................................................21
Management..................................................................22
Executive Compensation......................................................24
Certain Relationships and Transactions......................................25
Principal Stockholders......................................................27
Plan of Distribution........................................................28
Description of the Securities...............................................32
Shares Eligible for Future Sale.............................................35
Legal Matters...............................................................36
Experts.....................................................................36
Available Information.......................................................37
Index to Financial Statements............................................F - 1

                                     SUMMARY


Our business

      For simplicity, we use the terms "we" and "our" to refer both to the corporation originally founded as Docuport, Inc. under the laws of Ontario, Canada in February, 1992 under the name Slimfax, Inc. and the entity that was incorporated in the State of Delaware on March 24, 1999, whose common stock is the subject of this prospectus. At times we will refer to Docuport Canada and Docuport Delaware for purposes of distinguishing the two entities. The Canadian corporation was founded by our chairman of the board of directors, Mr. Raja S. Tuli.

      We have developed and intend to market and sell a patented, portable multi-functional office machine called the Slimfax. The Slimfax provides users with the ability to act as a fax machine, copier, scanner, data modem and printer outside the confines of one's office or work area. Our objective is to establish the Slimfax and other related products as computer industry standard for portable personal computer users.

      In recent years, advances in laptop or notebook computers enabled more individuals to work outside the confines of the traditional office space. In addition, computers are increasingly being made a necessity in business and homes. Largely as a result of these trends, portable computing is needed when traveling or when an individual is not able to remain at one's desk. Portable computer users are also increasingly seeking a reliable means of expanding portable computer capabilities. We believe that there are no means currently available to provide portable computer users with complete portable office capabilities.

      We have no knowledge that any other company presently makes a portable product such as the Slimfax that incorporates a fax machine, copier, scanner, data modem and printer in one unit. Furthermore, the intended price of the Slimfax would make it affordable to a wide segment of the population. We intend to have a strategic marketing and promotion campaign which shall focus upon educating distributors and potential users about the technology and the Slimfax benefits.

      We will not receive any proceeds from the sale of shares of our common stock by selling stockholders. Prior to this registration, no public market for our securities existed. A total of up to 1,578,333 shares may be sold based upon this prospectus by certain of our stockholders.

      Our executive offices are located at 1155 Rene Levesque West, Suite 3500, P.O.Box 60, Montreal, PQ, H3B 3T6, Canada. The telephone number in Canada is
(514) 878-0098 and the facsimile number is (514) 866-3630. Our United States offices are located at 81 Two Bridges Road, Fairfield, New Jersey 07005. The telephone number in New Jersey is (973) 882-3177 and the facsimile number is
(973) 882-5340.

                          SUMMARY FINANCIAL INFORMATION


      Since the Delaware corporation was formed on March 24, 1999 and we did not commence operations through the Delaware corporation until after March 31, 1999, the following data for the 12 months ending December 31, 1997 and 1998 has been derived from the financial statements of our Canadian subsidiary and should be read in conjunction with those statements, which are included in this prospectus and expressed in U.S. dollars. The data, however, does not include shares of our common stock underlying each common stock purchase warrant held by investors from the 1996 private offering. The June 30, 1999 financial information reflects the Delaware corporation's formation and recapitalization and reflects the combined results of Docuport Delaware and Docuport Canada.

                                     AUDITED

                           From Inception               12 Months Ending December 31,
                           February 1, 1992
                           through December 31, 1998    1998                  1997
Statement of Operations Data:
Net Revenue ...............$ 166,509                    $  13,482             $  93,897
Interest Income ...........$  11,152                    $     113             $   6,124
Total Expenses ............$ 919,843                    $ 240,074             $ 423,343
Net Loss ..................$(742,182)                   $(226,479)            $(323,322)

Balance Sheet Data:
Working Capital............                             $(621,438)            $(500,610)
Total Assets...............                             $ 153,523             $ 173,243
Total Liabilities..........                             $ 767,894             $ 663,588
Stockholders' Equity (Deficiency)                       $(614,371)            $(490,345)

                                    UNAUDITED

                           From Inception               6 Months Ending June 30,
                           February 1, 1992             1999                  1998
                           through June 30, 1999
Statement of Operations Data:
Net Revenue................$   231,605                  $  65,096             $       0
Interest Income............$    14,894                  $   3,742             $       0
Total Expenses.............$ 1,325,201                  $ 405,358             $  69,629
Net Loss...................$(1,078,702)                 $(336,520)            $ (69,629)

Balance Sheet Data:
Working Capital...............                          $ 341,593             $ (35,886)
Total Assets..................                          $ 747,687             $ 160,240
Total Liabilities.............                          $ 913,787             $ 711,956
Stockholders' Equity (Deficiency)                       $(166,100)            $(551,716)

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. If any of the following risks actually occur, our business, financial condition and operations will be materially affected.


We do not have an operating history to evaluate our future performance

      We have not yet begun operations. As a result, you will not be able to predict our future financial condition based upon our past performance.


Portable computer technology is subject to rapid change and advancement which may adversely impact any potential revenues

      Because the computer technology market is highly competitive, you should be aware of the difficulties we will likely encounter. Computer technology is subject to significant and rapid change and advancement which results in short product life cycles and rapid price declines. While management believes that our product is currently innovative and unique, the development of new and better technologies, may render our products obsolete or have a material adverse effect upon our business. Therefore our future prospects are highly dependent upon our ability to increase the functions of our products and to develop new products which address new technologies and receive market acceptance. Although management believes that our products and technology are sufficiently advanced so as to insulate us from technical obsolescence for a number of years, there are numerous manufacturers of portable peripheral technology which have substantially greater financial and technical resources and production and marketing capabilities than we do. These competitors may be able to bring new, better and cheaper products to the market more quickly than we can.

Our failure to be year 2000 compliant may materially affect our operations

      The issue known commonly as "Y2K" refers to the inability of many computers and computer software to recognize the changing of the millennium to the year 2000. Thus, date sensitive computers and related software which have not been properly programmed will recognize the change in years of December 31, 1999 to January 1, 2000 as January 1, 1900. We have reviewed our current systems and believe that our technology is year 2000 compliant. However, there can be no assurance that all of our internal systems, devices and applications will be 2000 compliant. Any computer failure to our systems due to Y2K can cause delay in the production and marketing of our products and cause the need for additional funds in order to correct any problems that may arise.

The failure of third parties to be year 2000 compliant may materially affect our operations and product placement

      We place a high degree of reliance upon computer systems of third parties, such as customers, trade suppliers and computer hardware and commercial software suppliers since we intend to manufacture computer peripherals. Although we are assessing the readiness of these third parties and preparing contingency plans if they are not 2000 compliant, there can be no assurance that the failure of these third parties to modify their systems prior to December 31, 1999, would not have an adverse effect upon our business by delaying production or delivery of necessary components.

The problems caused by year 2000 compliance may effect the way in which our product work with the customers computer systems

      We believe that our products should work effectively with other technology which may not be 2000 compliant. However, there can be no assurance with respect to the effect the failure to be year 2000 compliant will have upon our products or that our products will not be affected by the year 2000 problem. This may have an adverse impact on any public perceptions of our product line.

We will need additional financing to continue to develop our products

      We will need additional financing to meet our capital requirements. We currently have no arrangements to obtain additional financing and we will be dependent upon sources such as: (a) future earnings, and (b) the availability of funds from private sources such as, loans and additional private placements. In view of our lack of an operating history, our ability to obtain additional funds is limited. Additional financing may only be, if at all, upon terms which may not be commercially advantageous. If adequate funds are not available from operations or additional sources of financing, our business will be materially adversely affected.

We will be competing with numerous larger and more financially established computer technology companies

      The market for our computer products are highly competitive and is characterized by pressures to reduce prices, incorporate new features and accelerate the release of new product versions. There are numerous companies which offer products in the portable peripheral market which compete directly or indirectly with our products. These competitors have substantially greater financial and technical resources and production and marketing capabilities than we do. Competitors with superior resources may be able to bring newer, better and cheaper products to market more quickly than we are capable of doing. We will be competing with:

      o     Multi-function and single use portable product manufacturers; and


      o Local businesses which provide the same services which can be performed by the SlimFax, such as copy centers and computer rental service providers.


      It should take several years of research and development efforts before competitors can design and develop a comparable product. However, there can be no assurance that our competitors will not succeed in developing and marketing comparable products at a future date which could prove to be equally or more effective than those we develop or acquire or which could render our products obsolete or non-competitive. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new of enhanced products, could have a material adverse impact upon the results of our operations. There can be no assurance that we will be able to successfully compete with such promotions in the future.

We expect to incur significant losses for the foreseeable future

      We expect to incur significant losses on both a quarterly and an annual basis for the foreseeable future. There can be no assurance that we will ever achieve profitability. Our revenues and operating results may also fluctuate.

We have not declared any dividends on our common stock

      To date, we have not paid dividends on our common stock and at the present time, we intend to retain earnings, if any, for our development and expansion. There can be no assurance that we will have sufficient earnings to pay any dividends on our common stock. In addition, even if we have sufficient earnings, we are not obligated to declare dividends on our common stock. Future declarations of any cash or stock dividends will be in our board's sole and absolute discretion and will depend on our earnings, capital requirements, financial position, general economic conditions and other pertinent factors. It is also possible that the terms of any future debt financing may restrict the payment of dividends.

We may be subject to the SEC's "penny stock" rules if our common stock is below $5.00 per share

      If, after our stock begins to trade, the trading price of our common stock is below $5.00 per share, trading in our securities would be subject to the requirements of the SEC's rules with respect to securities trading below $5.00, which are referred to as "penny stocks". These rules require the delivery prior to any transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell "penny stocks" to persons other than established customers and accredited investors, which are generally defined as institutions or an investor individually or with their spouse, who has a net worth exceeding $1,000,000 or annual income, individually exceeding $200,000 or, with their spouse, exceeding $300,000. For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock which could severely limit its market price and liquidity.


We may not be able to protect our proprietary rights to our peripheral technology

      We rely, and intend to rely upon the patent which has been granted to us and the patent applications we have filed and intend to file with the United States Patent and Trademark Office to protect our rights to the technology we have developed. Our exclusive right to develop and use this technology is essential to our introduction into the computer technology market. However, there can be no assurance that we will be able to protect and enforce these rights against companies which attempt to copy our technology or improve upon our designs.

Our success depends upon the continued employment of our executives and certain key employees


      We intend to substantially depend upon the continued services of our president and chief executive officer, Mr. Norman Docteroff, for management, sales and marketing of the Slimfax. In addition, we substantially depend upon our founder, chairman of the board of directors, Mr. Raja S. Tuli, for advances in our technology and development of new products. The loss of the services of Mr. Docteroff or Mr. Tuli would have a material adverse affect upon our business and our prospects. We have not entered into employment agreements with any of our key personnel, other than with Mr. Docteroff. We do not maintain "key man" life insurance on the life of any of our employees. To the extent that the services of key personnel become unavailable, we will be required to retain other qualified persons and there can be no assurance that we will be able to employ qualified persons upon acceptable terms.


      In addition, our success is dependent upon our ability to attract and retain highly qualified personnel. Competition for such personnel is intense and there can be no assurance that we will be able to attract and retain the personnel necessary for the development and operation of our business. The loss of the services of any such personnel may have a material adverse effect upon our financial condition and our existing or planned operations.


Government regulations and legal uncertainties relating to the computer industry may have an adverse affect on production and sale of our product


      Our operations are subject to regulations applicable to our products and business operations such as:

      o     import and export regulations;
      o     minimum product safety regulations; and
      o     federal and state tax regulations.


      We intend to fully comply with applicable regulations, there can be no assurance of our ability to do so. Government regulations are constantly changing and evolving, especially with regard to the computer industry. If we are unable to comply with such regulations, such noncompliance may have an adverse effect upon our operations by restricting export or import or affecting standards of computer production. Any changes in the current regulations may adversely affect our operations.

We may not engage in future product development of the Slimfax or other related products

      Our plans to engage in future development of the Slimfax and other products are based upon factors such as:

      o     our profitability from the sale of the Slimfax;

      o our ability to raise additional financing other than from operations; and

      o the recruitment of sufficient personnel for sales, marketing and technology development for future products;

There can be no assurance that we will engage in future product development or that such new product development will be successful.

The market for our securities is unsure and may be volatile

      There is no current market for our securities and there can be no assurance that a market will exist in the future. In addition, if a trading market does develop, there can be no assurance that our common stock can be resold either at or near its original offering prices. We intend to arrange to list our common stock on the NASD Bulletin Board which is maintained by the NASD. However, there can be no assurance that we will qualify for such listing.

We engage in transactions in foreign currency which are subject to fluctuations in the exchange rate

      We conduct a substantial number of transactions in the Canadian dollar. Fluctuations in the exchange rates between the United States dollar and the Canadian dollar, could have an adverse affect upon our operating results in the future. We may seek to limit our exposure to the risk of currency fluctuations by engaging in foreign currency transactions which could expose us to substantial risk of loss. Our management has limited experience in managing international transactions and have not yet formulated a strategy to protect us against currency fluctuations. There can be no assurance that fluctuations in foreign currency exchange rates will not have a significant adverse impact upon our future operating results.

Conflicts may exist with certain of our officers and directors

      There are several conflicts associated with our officers and directors. These conflicts include, engaging in other businesses similar or dissimilar to ours and allocating their time and services between us and the other entities with which they are involved.

      Since 1993, one of our directors, Mr. Raja S. Tuli, president, has served as the president, chief executive officer and director of the Widecom Group, Inc. Widecom designs and manufactures "wide format office equipment" which transmits, receives, prints, copies and archives wide format documents. Mr. Tuli is required to spend a majority of his time for Widecom. Mr. Tuli does not intend to spend more than ten (10%) percent of his total working time working for us.

      Mr. Norman Docteroff is our president and chief executive officer. His wife, Corina Docteroff, is the owner of Solutions Plus, Inc., the company with which we have entered into an agreement to market and sell the Slimfax. Mr. Docteroff has entered into an employment agreement with Solutions Plus, Inc. which provides for Mr. Docteroff to receive a salary and commissions for sales. Our employment agreement with Mr. Docteroff's permits him to engage in other activities. However, he is required to devote a minimum of 30 hours of work per week to us.

      The law firm of Mintz & Fraade, P.C. has been retained as our legal counsel. Counsel owns 15,000 shares of our common stock which it purchased in our private offering of March, 1999, at a purchase price of $.10 per share.

Our right to issue preferred stock may facilitate management entrenchment

      Our board has the right to issue up to 2,000,000 shares of preferred stock and to determine the rights, price, preferences, privileges, and restrictions including voting rights of these shares without the approval of our stockholders. Any issuance of preferred shares could be used by our current management to delay, defer or prevent a change in management, which may not be in the best interests of holders of our common stock. We have no present plans to issue any shares of preferred stock.


We are dependent upon third party manufacturers which could result in our inability to manufacture our products efficiently.

      Although we may initially manufacture the Slimfax and other products we may develop, we do not intend to conduct manufacturing operations on a continuing basis and will be dependent upon independent third parties to manufacture and ship our products. We expect to continue to be dependent upon such manufacturers for the foreseeable future. These manufacturers will be responsible for timely and cost-effective manufacturing which may affect our ability to cost-effectively compete with other similar products. Therefore, we are dependent upon the continued viability and financial stability of these manufacturers. In addition, these third party manufacturers are expected to produce our products to specifications supplied by us, however, there can be no assurance that these instructions will be followed by the manufacturers. Reliance on suppliers, as well as industry supply conditions, generally involves several risks, including the possibility of defective parts or components, increase in component costs and reduced control over delivery schedules, any and all of which would adversely affect our financial results.

We are dependent upon third party retail sellers of computer products for some of the sales of our product

      We intend to enter into agreements with third parties to sell our products on the retail market and we expect a substantial amount of our revenues will be derived from the sale of our products through these third parties. We are, therefore, dependent upon the continued viability and financial stability of these resellers. We are also dependent upon the resellers who generally offer products of several different companies, including, in some cases, products which may be competitive with our products. There can be no assurance that the resellers will purchase our products or provide such products with adequate levels of support. The entire loss of, or a significant reduction in sales volume to, any of these resellers would have a material adverse effect upon our results of operations.

                           FORWARD LOOKING STATEMENTS


      Certain statements in this prospectus discuss future expectations and plans which are considered forward-looking statements as defined by section 27(a) of the Securities Act of 1933, section 21(e) of the Securities Exchange Act of 1934, and as the term has been defined in the Private Securities Litigation Reform Act of 1995. Sentences which incorporate words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements are based on our beliefs and expectations using the most current information available to us. However, these statements involve risks and uncertainties and are subject to change at any time which can cause actual results to differ materially from the results discussed in such statements.

                                 USE OF PROCEEDS


      We will not receive any proceeds from the sale of shares of our common stock by selling stockholders. We have agreed to pay the professional fees and expenses related to this registration statement, which we estimate to be approximately $75,000.


                                 CAPITALIZATION


      In view of the fact that Docuport Delaware was formed on March 24, 1999 and we did not commence operations through the Delaware corporation until after March 31, 1999, the following table sets forth, as of June 30, 1999, on an unaudited basis, the consolidated capitalization for our Company, which includes our subsidiary Docuport Canada, expressed in U.S. dollars. The amounts provided by this table do not include shares of our common stock underlying each common stock purchase warrant held by investors in the 1996 private offering.

                                                        June 30, 1999
                                                        -------------

            Liabilities:

            Current Liabilities                           $ 388,787

            Long-Term Liabilities                         $ 525,000
            Stockholders' Deficiency:

            Common Stock,
            $.001 par value                               $   6,002

            Total
            Stockholders' Deficiency                      $(166,100)

            Total Liabilities and
            Stockholders' Equity                          $ 747,687

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      All of our activities, since our inception, have been devoted to the development of the Slimfax and preparation for its introduction into the marketplace and the raising of operating capital through the solicitation of funds in private offerings.


      The following discussion should be read in conjunction with the financial statements and the notes to those statements which appear elsewhere in this prospectus. The following discussion contains forward looking statements which reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

OVERVIEW


      We are principally involved in the planning, design and development of our two products, the "Slimfax" and "Pen-Sized Scanner". We anticipate generating sales revenue from the Slimfax by the end of this year and beginning the initial start-up activities for manufacturing, marketing and sale for the Pen-Sized Scanner within the next twelve months.

      Our business focuses on creating portable computer peripherals for the highly-mobile professional. We believe, based on management's analysis of the portable computer peripherals currently on the market, that our initial product, the Slimfax is the smallest multifunctional scanner, printer, copier and fax machine available; and, as a result, ideally positioned as a portable tool for mobile executives. The second product, a Pen-Sized Scanner, could be useful to anyone who desires a portable memory device, which permits scanning and storage of information, until downloaded or transmitted into a personal computer.


      Although we have not begun commercially manufacturing our products and we have not derived any revenue to date, we have manufactured small quantities for beta site testing. We expect to have the Slimfax in production, and generating revenue by the last quarter of this year. We will shortly begin to recruit management level employees as well as salesmen. The extent of our hiring will depend upon whether we manufacture the Slimfax or subcontract its manufacture to third parties.

GOVERNMENT SPONSORED PROGRAMS

      To date, a portion of our financing has been derived from research and development grants and reimbursements from the Canadian government. Government sponsored programs are designed to encourage and support the development and exploitation of new technologies by providing partial reimbursement to Canadian businesses for expenses incurred in connection with research and development activities.

      Companies seeking reimbursement must submit applications verifying the amounts and nature of research and development expenditures incurred for audit by the Canadian government. Although the Canadian government has reimbursed us for substantially all amounts requested in each of our filings, it is not uncommon for the government to significantly reduce the amount claimed for reimbursement.

      We anticipate that financing derived from research and development grants and reimbursements will account for a decreasing portion of our liquid capital reserves.


RESULTS OF OPERATIONS

      The following table sets forth the percentage of net loss represented by certain line items in the statement of operations. As a result of rounding of the certain line items the total does not equal 100%:

                                                             1998          1997
Revenues

      R & D Grants                                           (6%)          (29%)

Expenses

      Amortization                                            1%             0%

      Salaries & Subcontractors                              13%            48%

      Consulting Fees                                        31%             0%

      Materials                                               8%            21%

      Foreign exchange loss                                  14%            10%

      Professional fees                                       4%             2%

      Rent & Office                                           5%             7%

      Taxes and licenses                                      0%             0%

      Travel                                                  2%             6%

Other income and expenses

      Financing Fees                                          2%            16%

      Interest and bank charges                               0%             0%

      Interest income                                         0%            (2%)

      Interest on long term debt                             25%            19%

Net loss for the year                                       100%           100%

YEAR ENDING DECEMBER 31, 1998 COMPARED TO YEAR ENDING DECEMBER 31, 1997

Expenses: Operating expenses consist primarily of salaries of research and development engineers, subcontractors in the prototyping and development process and material purchases. Operating expenses decreased from $307,485 for the year ending December 31, 1997 to $177,955 for the year ending December 31, 1998. The decrease in operating expenses was because we reached the final stages of development for our Slim Fax product. As overall operating expenses decreased in 1998, the interest on the long-term debt (from the 1996 private offering) decreased by 6% from $61,373 in 1997 to $57,570 in 1998, but resulted in 25% of the net loss for the year ending December 31, 1998 compared to 19% for the year ending December 31, 1997. Financing fees for 1998 were 2% while they were 16% of the net loss of 1997, as no new financing was done in 1998. Salaries and subcontractors accounted for 13% of the net loss for 1998, compared to 48% for 1997, which was a 81% decrease from $155,558 in 1997 to $29,552 in 1998.

Government Grants and Reimbursements: Referred to as research and development grants, these grants are available as reimbursements to us, until the stage when we reach profitability and have taxes payable to the Canadian government. At the stage when we have taxes payable, these grants are applied to the taxes. The R&D government grants are available to us as a percentage of research and development expenses, and are not available for expenses related to currency exchange losses, financing fees, or other expenses outside of Canada. The R&D government grants reduced in 1998 by 86% to $13,482 from $93,897 for the year ending December 31, 1997.

INTERIM ENDING JUNE 30, 1999 COMPARED TO INTERIM ENDING JUNE 30, 1998

Expenses: Operating expenses consist primarily of salaries of research and development engineers, subcontractors in the prototyping and development process and material purchases. Operating expenses increased from $40,681 for the year ending June 30, 1998 to $440,908 for the year ending June 30, 1999. The increase in operating expenses was because we reached the final stages of development for our Slimfax product and began the production and marketing phase for this product. As overall operating expenses increased in 1999, the interest on the long-term debt (from the 1996 private offering) remained the same in for the first half of 1999 from the first half of 1998, but resulted in 9% of the net loss for the half ending June 30, 1999 compared to 41% for the half ending June 30, 1998. Salaries and subcontractors accounted for 50% of the net loss for 1999, compared to 27% for 1998, which was a 89% increase from $19,125 in 1998 to $167,023 in 1999.


LIQUIDITY AND CAPITAL RESOURCES


      Historically, we have satisfied our working capital requirements principally through the issuance of debt and equity securities and government sponsored research and development grants and reimbursement. As of June 30, 1999 we had working capital of $341,593, as compared to negative $621,438 on December 31, 1998 and negative $500,610 on December 31, 1997.

      On July 11, 1996 we conducted a private offering under the guidelines provided by Rule 504 of the Securities Act of 1933. The offering raised $575,000 which we used as working capital and to assist research and development of our products. Each investor in the 1996 private offering purchased a unit, or a fractional unit, valued at $50,000. Each unit consisted of the following:





      o a $50,000 promissory note bearing 10% interest per year and maturing upon the earlier of two years from issuance or the effective date of an initial public offering;
      o     10,000 shares of common stock; and
      o     10,000 common stock purchase warrants.

      Upon a resolution of our board of directors, passed on March 24, 1999, all shares of common stock and warrants in the Canadian subsidiary were exchanged for shares in the Delaware parent (the "Exchange"). The ratio of the Exchange was three (3) shares or warrants in the parent for every two (2) shares or warrants in the Canadian subsidiary.

      As of February, 1999 we were in default of the promissory notes issued in the 1996 private offering. On February 12, 1999, in order to avoid continued default, we offered an extension agreement to the investors of the 1996 offering which extended the due date of the promissory notes which were part of the 1996 private offering. Seventeen of the 18 investors agreed to the extension; we continue to be in default with respect to the remaining promissory note. As compensation to the investors who agreed to the extension, we: (A) issued additional warrants equal to the number of the warrants held (as adjusted upon the Exchange) with an exercise price of $0.10 per share and (B) the exercise price for the warrants originally issued in connection with the 1996 private offering was reduced from $1.67 (as adjusted) to $0.10. The extension agreement extended the due date for the promissory notes until the earlier to occur of either (a) August 1, 2000; or (b) the raising an aggregate of $5,000,000 in financing.

      On March 12, 1999 we commenced a second private offering, which closed on April 6, 1999 raising $70,000. The offering consisted of shares of our common stock, at a purchase price of $0.10 per share. These shares are restricted and cannot be transferred until the earlier to occur of one year after purchase or registration of the shares with the SEC.

      On March 22, 1999 we commenced an additional private offering, which also closed on April 6, 1999 raising $870,000. The offering consisted of shares of our common stock, at a purchase price of $2.00 per share. These shares are not restricted.

      The initial March, 1999 offering was conducted at a purchase price of $.10, in view of the fact that at the time of the offering we had no working capital and we were unsure as to whether we could fund the expenses to reorganize the company and raise additional funds. The amount was calculated based on a determination that the purchase price should be low enough to quickly raise funds. These shares were further sold with restrictions as to further transfer. After commencement of the offering we finalized our reorganization and made arrangements for raising the capital necessary to proceed with our initial business operations. Therefore, the second offering conducted in March, 1999 was $2.00. These shares were sold without any restrictions on transfer.

      We believe, based upon our currently proposed plans and assumptions relating to our operations, including, assumptions with respect to the progress of research and development and the costs associated with production, marketing and sale of out products, that our current cash position will be sufficient to satisfy our contemplated cash requirements for the next thirty days following the date of this prospectus. With respect to our liquidity requirements for the next 12 months, we believe that the cash flow generated from our intended future operations of sales and manufacturing of the Slimfax will compliment our current cash position and we will be able to satisfy any liquidity needs that may arise. If the need arises, we currently contemplate seeking additional financing or conducting a public offering in order to satisfy additional cash requirements and our liquidity obligations.

      When we will need additional financing, and how much we will need, will depend upon how we determine to manufacture and market the Slimfax. If we proceed with production ourselves, we will need additional financing sooner than if we contract manufacture of the Slimfax to third parties. Such a determination will also affect the number of employees we anticipate hiring in the next 12 months. If we do not manufacture the Slimfax ourselves, we anticipate the need for an additional 30 to 40 employees, including salesmen, management, engineers and other skilled employees within the next 12 months. If we manufacture the Slimfax ourselves, we will require additional employees, the number of which is uncertain and will be dependent upon the extent of our manufacturing activities.

      We currently have obligations under two contracts with third party companies to provide services to us. A Marketing and Sales Agreement was entered into with Solutions Plus, Inc. This agreement provides that Solutions Plus, Inc. will be responsible for our sales and marketing operations on a non-exclusive basis. A Management and Consulting Agreement was entered into with Rexon Limited. This agreement provides that Rexon Limited will provide us with business and financial consultation services. We will satisfy our obligations under these agreements initially from the proceeds of the March and April offerings. When production of the Slimfax begins our intentions are to pay our continuing obligations with cash flow obtained from operations. However, if there are not suficient proceeds to meet our obligations, we intend to obtain funds through additional financing or a public offering.

      If our plans change, or our assumptions change or prove to be incorrect, or if projected cash flow proves to be insufficient to fund operations, due to unanticipated expenses, delays, or other problems, we could be required to seek additional financing sooner than anticipated. We have no current arrangements to obtain, or sources of, additional financing and it is not anticipated that existing stockholders will provide any portion of our future financing requirements. There can be no assurance that additional financing will be available to us, when needed, on commercially reasonable terms, or at all.

      Under SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" a company is required to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Management believes that the adoption of SFAS No. 133 will have no material effect on its financial statements.

      SOP 98-5, "Reporting on the Costs of Start-Up Activities," requires that the costs of start-up activities, including organization costs, be expensed as incurred. This statement is effective for fiscal years beginning after December 15, 1998. Management believes that the requirements of SOP 98-5 have had no material effect on its financial statements.

      The Year 2000 problem is the result of computer programs being written using two digits, rather than four, to define the applicable years. We are a development stage company which relies heavily upon computer technologies to operate our business. We believe that our systems are Year 2000 compliant and any disruption of computer systems, caused by the Year 2000 problem, to third-parties will not have a negative impact on our operations. However, we believe that due to the widespread nature of potential Year 2000 issues, any contingency planning process is an ongoing one which will require further modifications as we obtain additional information regarding (a) the Company's internal systems and (b) the status of third party Year 2000 readiness. Contingency planning for possible Year 2000 disruptions will continue to be defined, improved and implemented. The following discussion of the implications of the Year 2000 problem for us contains numerous forward-looking statements based upon inherently uncertain information.

      We place a high degree of reliance upon our computer systems and those of third parties, such as customers, product suppliers and computer hardware and commercial software suppliers. We believe that our products, computer systems and software are fully year 2000 compliant. However, it is possible that certain of our computer systems or product suppliers or our customers many not accept input of, store, manipulate and output dates in the year 2000 or thereafter without error or interruption. We are investigating our current suppliers' progress in identifying and addressing problems which their computer systems will face in correctly processing date information as the year 2000 approaches. Although we are assessed the readiness of these third parties, there can be no assurance that the failure of these third parties to modify their systems in advance of December 31, 1999, would not have a material adverse effect upon us.

      If problems are discovered with our current suppliers which cannot be remedied we intend to seek alternative suppliers who are fully year 2000 compliant. We may, however, be required to make significant expenditures to address or remedy any year 2000 problems of our vendors which are not identified in advance, or to satisfy liabilities to which we may become subject as a result of such problems. An interruption of our ability to conduct business due to a Year 2000 readiness problem could have a material adverse effect upon us.


                             DESCRIPTION OF BUSINESS


      After Docuport Delaware was incorporated on March 24, 1999, the board of directors agreed to transfer 4,867,500 shares of common stock together with the equivalent rights to purchase common stock based upon warrants owned, to the shareholders of our Canadian subsidiary in exchange for 3,245,000 common shares and any warrants held of the Canadian subsidiary. This constituted all the issued and outstanding shares of the Canadian company.

Proposed business

      We intend to become a leading developer of portable computer peripheral equipment. We have developed and intend to market a patented, "portable" multi functional office machine called the Slimfax, which management believes is the first product of its kind. The Slimfax is a combination:


      (1)   full page fax machine;

      (2)   full page scanner;

      (3)   full page printer,

      (4)   full page copier; and

      (5)   fax/data modem,


with dimensions of 12.5" x 3" x 1.24". Full page means 8.5 inches x any length. The Slimfax weighs approximately 2.1 lbs. Management knows of no other product currently on the market which possesses these multifunctional capabilities in this size and weight.

      After five years of research and development, a compact, portable design was created, for which a United States patent was granted. This patent is based upon a single roller concept placing a scan head which reads the information fed into the Slimfax on one side of the roller and print head on the other side of the roller. A second patent has been refiled after being inadvertently deemed abandoned by the United States Patent and Trademark Office and we have re-submitted such patent. This second patent protects our technology, based upon support arms allowing documents fed through the Slimfax to pass through the mechanism unobstructed, which is critical in such a compact design. Two additional patents are pending for new designs for the Slimfax and related technologies.


      The research and development expenditures for our fiscal years ending December 31, 1997 and 1998 were $209,800 and $46,440 respectively.

      The Slimfax can be used to create a portable office through its ability to be used with both conventional telephone land lines or in conjunction with cellular phones, allowing the Slimfax to be used in any location where a telephone connection can be established.


Product features


      The features of the Slimfax are as follows:


Direct thermal. The Slimfax incorporates a direct thermal printing technology. We believe that the direct thermal method provides excellent print quality, removing the need to carry ribbons and cartridges used in larger printers and allowing for a very compact and portable design.

Facsimile machine (Fax). Portable Fax Machines began entering the market in 1993 and 1994. The Slimfax is a full featured, full size (8.5 inches x any length) fax. The Slimfax is capable of printing at a speed of 9600 bps (bits per second) on 8.5 inch sheets or rolled paper and has three modes of resolution standard, fine and super fine. If the Slimfax is connected to a telephone line or cellular phone it can transmit and receive hard copy facsimiles. We believe that because of Slimfax's patented single roller design, the Slimfax is smaller, more portable and less expensive than those of the competition. Sending a fax with the Slimfax is done in the same manner as using a stand-alone fax machine, by inputting the media or file and pressing the corresponding buttons on the keypad. We believe that the current products in the portable fax market will not challenge the Slimfax due to the size, price and weight of the Slimfax.


Printer. The Slimfax can print full size documents. It can print letters, spreadsheets, and drawings at a resolution of up to 200 x 400 dpi (dots per inch) and at a speed of up to two pages-per-minute. Since the Slimfax uses direct-thermal technology, it removes the necessity of cartridges and ribbons.




      The method used by printers currently include ink jet, bubble jet, thermal fusion, thermal ribbon and direct thermal technology. Both the ink jet and the bubble jet require ink cartridges for printing. Management believes that the direct thermal method, which is utilized by the Slimfax permits a compact design and provides excellent print qualities without requiring the user of the Slimfax to maintain a supply of ribbons or cartridges.


Scanner. Portable scanners are relatively new to the marketplace. The Slimfax is a full size, high resolution contact scanner with a resolution of 200 x 400 dpi, capable of scanning up to two pages-per-minute. Using the Slimfax to scan media into a computer for recall and printing at the user's convenience removes the need to carry documents and paperwork.




Copier. The Slimfax has a single roller design which allows full size documents to be scanned and printed simultaneously. This enables the Slimfax to act as a copier, with an optical resolution of 200 x 400 dpi and print resolution of 200 x 400 dpi. Copies can be made at a speed of two pages-per-minute. At the present time there are no portable copiers on the market. Management believes that, since our competitors copiers, while small, are not easily transportable and certainly not of such size which would merit being called portable, they will not be competitive with the Slimfax.

Fax Card and Modem for Laptops and Notebooks. The Slimfax can act not only as a hard copy fax machine, but also utilizes a fax card enabling the user to fax documents directly from a word processor. Laptops and notebook computers have facsimile transmission capabilities as part of their software packages, however, we believe that owners of laptops and notebook computers who only have need for facsimile transmissions will most likely not purchase the multi-function Slimfax. The prices of fax cards have generally decreased, even though the cost of fax cards for notebook computers is still high due to the miniaturization required. Management believes that, because of the high costs, these products are not competitive with the Slimfax for end users who desire multiple functions in conjunction with their computer.

Power supply. The Slimfax's power is supplied by one of three means:


      (i)   a DC connector which conveniently plugs into any electrical outlet;

      (ii)  a rechargeable Nickel Metal Hydride battery; or

      (iii) an AC adapter which plugs into the cigarette lighter of a car or boat.


Customer base.


      We believe that potential customers of the Slimfax will be end users, who are individuals purchasing the Slimfax for personal use and companies which will purchase the Slimfax for distribution to employees who travel as a necessary element of their employment.


      End users will be:

      o     professionals who travel for business purposes;

      o     individuals who own laptop, notebook, or subnotebook computers;

      o anyone who owns or plans to purchase a portable peripherals for mobile computing;

      o anyone who requires hard copy facsimile transmissions from remote locations;

      o     anyone requiring a transportable scanner and

      o     anyone needing more space at their desk.

Product strategy

      We intend to create unique packaging for the Slimfax in order to create quick market awareness and product recognition. This will be part of multi-faceted marketing campaign designed to introduce the Slimfax to the retail market. We believe the easy to use design of the Slimfax will be a critical factor in creating quick market acceptance. An example of the Slimfax's user friendly design is the use of thermal technology which eliminates the need for toners and cartridges. We believe the Slimfax will have a competitive advantage based upon its multiple functions, its size/portability and high quality at an affordable price. We believe that the Slimfax is very practical and efficient, which is a necessity in today's mobile product environment.

Pricing strategy.

      We believe that the Slimfax is the first product of its kind to be introduced to the portable computer market. Therefore, pricing of the Slimfax will not be influenced by the retail market for multi-function products, but upon the retail market for portable single use products of equal size and target customer base. In this way it will be a more viable purchase option for the consumer who would normally purchase portable computer peripheral devices. We therefore intend to compete with the price of other similar products which are currently in the market which are not portable. Our initial retail pricing of the Slimfax will be approximately $299.00 for the first year of sales. We anticipate a reduction to $200.00 in approximately one year after the commencement of sales after manufacturing and sales procedures have been in place and the initial set-up costs have been accounted for and the product is being manufactured in greater volume.

Distribution strategies.


      Although we are reviewing the advantages of distribution by a large company with the experience and contacts necessary to handle the introduction of the Slimfax to the market, we have not entered into any agreements as of the date of this registration statement.


      Retail channels of products similar to the Slimfax include:

      o mail order/catalog, superstore/computer/office equipment dealers, traditional computer store and warehouse/club for multifunctional products;

      o mail order/catalog, superstore/office/computer specialty store, traditional computer store, mass merchants and retail stores for personal sheet-federal scanners and

      o mail order/catalog, superstores/computer office stores, specialty store, traditional computer store, mass merchants and retail stores for portable printers.

Peripheral Magazine performed an end user study which identified the mail/order catalog and both computer and office equipment superstores as the two prime sales channels for products similar to the Slimfax.

      We intend to sell the Slimfax through the following distribution channels:


      Direct marketing. We intend to mail directly to companies, which fit a certain criteria, information with respect to Slimfax. This will then be followed by telephone calls and local demonstrations. Our main purpose for direct sales will be to expeditiously start the first year sales so there is revenue being generated even if takes the first year or so to develop the distribution network. We intend to shift the primary focus towards training dealers on how to sell. We believes that it is important to constantly have a small internal direct sales force because it will keep us in touch with end users and gives us better control in directing our retail dealer base.

      Dealers/Distributors. We intend to target distributors which already carry scanners, copiers, facsimiles, printers, and multifunctional devices. We believe that by targeting respected names in the computer distribution market that already carry related products, it will facilitate distribution resulting in early retail shelf-space.

      Retail. We intend to focus on retail channels targeting knowledgeable, well educated, middle to high income, technically knowledgeable professionals who travel frequently and need to remain in contact with both clients and their base offices. We believe that these individuals already own or use portable computers and will have a use for multi-purpose peripheral equipment such as the Slimfax.

      OEM channels. We believe that, in the long term, this distribution channel will be extremely important to us. We desire to sell rights to the Slimfax to established companies with immediate market recognition which can private label, i.e., put their own name on the Slimfax. On August 12, 1998, we entered into a non-binding letter of intent with Pentax Technologies to market the Slimfax by entering into a private label for the purpose of distributing the Slimfax in this manner. Pentax Technologies intends to privately label the Slimfax based on this letter of intent.

      System integrators. There are many companies across North America which sell mobile office solutions. They usually package a special design brief case which includes a notebook computer, portable printer, and, on occasion, a sheetfed or hand fed scanner and cellular phone. These are then sold as packages in volume to governments, real estate companies, insurance companies, and other business which involve significant travel as a complete mobile office solution. We believe that companies will have a great interest in the Slimfax since it will offer them greater mobility, a small product size, and more features without an increase in cost.

      Value Added Reseller's. These companies are responsible for marketing and selling the package which system integrators design for end users. We intend to utilize value added resellers in our second year of operations. We intend to launch the Slimfax with extensive publicity in several major cities together with large volume mailings to certain target publications. We intend to place descriptive articles announcing the introduction of the Slimfax in a large number of newspapers and trade magazines in the hopes of alleviating the high cost of private advertising.

      Internet - world wide web. Since the Internet has a rapidly increasing number of users, we intend to design and maintain a webpage for use as a marketing tool in an attempt to capitalize on the rapidly growing information highway.

Future products


      We intend to improve the features of the Slimfax by developing and producing new features such as infrared data association, color printing, increased printing, copying, scanning, faxing speed and increased resolution. We believe that these features are essential to maintain what we believe is the Slimfax's position ahead of present and future competitors.

      Additionally, we are in the process of developing a portable pen-size scanner. The Pen-Size Scanner is 8.5 inches in length with an outside diameter of a 1/4" and weighs 2.5 ounces, which enables individuals to keep the unit in their possession at all times. The Pen-Size Scanner has a color contact-sensor. It utilizes a power supply of a rechargeable lithium battery which, when fully charged, is capable of 100 scans. The Pen-Size Scanner has a memory of up to 100 image or text files. Scanning is performed by holding the unit in ones' hand, across the entire 8.5 inch width of a page and manually pulling the scanner down the entire length of the page over the image to be scanned which results in an
8.5 x 11 image. In view of the Pen-Sized Scanner's portability, it is ideal for remote locations.

      The Pen-Size Scanner allows the user to save the scanned document, which can then be downloaded to any computer for viewing or merging into word processing programs, spreadsheets or graphics design applications such as MS Word, Excel, Photoshop and Coral Draw.

      We intend to complete development of the Pen-Sized Scanner and to manufacture a prototype within the next 60 days. Within six months following the initial production, we intend to begin production and beta testing of the Pen-Sized Scanner.

      We are also researching and in the process of developing a Second Generation Slimfax. Unlike current industry standards which incorporate a parallel scan-head design for use in personal-sheetfed scanning products, the Second Generation Slimfax will utilize a traversing scan head and print head. This traversing scan head and print head will result in the Second Generation Slimfax being smaller than the Slimfax we initially intend to introduce into the market. Moreover, we contemplate that the Second Generation Slimfax will be produced at a lower cost than the Slimfax. We have applied for a U.S. patent to protect our proprietary rights to this technology. This new product will be marketed as a single unit or in a modular format for single functions such as a fax, printer or scanner.


      While we may initially manufacture the Slimfax ourselves. However, when demand for the Slimfax increases, we intend to enter into agreements to have the Slimfax manufactured abroad. Once these contracts are entered into, we will no longer manufacture the Slimfax.

Dividend policy


      To date, we have not paid dividends on our common stock and at the present time, we intend to retain earnings, if any, for our development and expansion. There can be no assurance that we will have enough earnings to pay any dividends on our common stock. Even if we have sufficient earnings, we are not obligated to declare dividends on our common stock. Our board has sole and absolute discretion whether to declare any cash or stock dividends. This decision will be based upon the following:

      o     earnings;

      o     capital requirements;

      o     our financial position;

      o     general economic conditions; and

      o     other factors the board may consider.

      It is also possible that the terms of any future debt financing may restrict the payment of dividends.

Employees

      We currently employ six full time employees consisting of four engineers, one technician and one computer scientist. In addition, Mr. Norman Docteroff has signed an employment agreement with us which requires him to work a minimum of 30 hours per week for us. Mr. Raja S. Tuli has orally agreed to spend 10% percent of his time working for us.

Offices


      Our executive offices are currently located at 1155 Rene Levesque West, Suite 3500, P.O.Box 60, Montreal, PQ, H3B 3T6, Canada. The offices are provided by Technologie Novimage, a research and development company, of which Raja S. Tuli, who is our founder and chairman of the board of directors, owns 10% of the issued and outstanding common stock. We are not charged for use of this office space. We have also leased an additional office space at 1000 St-Antoine Street, Suite 700, Montreal, Canada for use as an assembly and manufacturing site and for additional office space for a term of one year. The premises is comprised of 2,490 square feet for a lease price of CN$9,960 (Canadian Dollars) per year.

      In addition we utilize 2000 square feet of office space provided by Solutions Plus, Inc., at no cost based upon our Marketing and Sales Agreement, for our United States operations. These offices are located at 81 Two Bridges Road, Fairfield, New Jersey, 07004. If the space provided by Solutions Plus, Inc., at this location is insufficient for our needs, as determined by our board and Solutions Plus, Inc., we will enter into a lease for office space which meets our requirements.

                                   MANAGEMENT

Executive Officers and Directors

      The following table sets forth the names and ages of the members of our board, our executive officers and the positions they each hold.


Name                                Age               Position
----                                ---               --------

Norman Docteroff                     65               president and
                                                      chief executive officer

Raja S. Tuli                         33               chairman of the board
                                                      of directors

Madan G. Singh                       53               director

Lakhbir Tuli                         61               director

Melvin Yablon                        69               director

      Mr. Norman Docteroff has been our president and chief executive officer since April 15, 1999, upon entering into a three year employment agreement. In 1994, Mr. Docteroff founded and is currently president and a director of Solutions Plus, Inc., which is wholly owned by his wife Corina Docteroff. Solutions Plus, Inc. specializes in assisting small companies to market and sell their products. From 1989 to 1994, Mr. Docteroff was employed under a five year management contract by Gemini Industries, Inc., a business he and an associate started in 1968. Gemini Industries, Inc., manufactured various audio and video accessories. In 1986, Mr. Docteroff and his associate sold 75% of the business. The remaining 25% was sold in 1989. From 1962 to 1968, Mr. Docteroff was the national sales manager of Manhattan Industries, a major consumer products company. From 1957 to 1961, Mr. Docteroff owned and operated hardware departments in chain department stores, which were sold to Modells Department Stores. Mr. Docteroff is a director of several private companies and of Xceed Corp., a public company engaged in providing companies with marketing, sales and interactive and network services. These services focus on the expanding use of the Internet as a retail sales medium. Xceed trades on the Nasdaq National Market System.

      Raja S. Tuli, our founder, had been our president, chief executive officer from the inception of our Canadian subsidiary until April 5, 1999. Since our hiring of a new president and chief executive officer in April 1999, Mr. Tuli has been serving as our chairman of the board of directors. From 1990 to the present, Mr. Tuli has been president, chief executive officer and a director of WideCom Group, Inc. From 1990 to 1993, Mr. Tuli was also Treasurer of WideCom Group, Inc. From 1987 to 1990 Mr. Tuli was president of CACE Ltd. a family-owned architectural/construction business. Mr. Tuli received a Bachelor of Science degree in Computer Engineering in 1988 from the University of Alberta.

      Madan G. Singh, an uncle of Raja S. Tuli, has been one of our directors since the inception of our Canadian subsidiary. He received doctorate degrees from Cambridge University (England), Toulouse (France) and the University of Waterloo (Canada). Dr. Singh has a B.S. from Exeter University, and a M.S. from Manchester University. Dr. Singh has been the chairman of the Computer Department and Chairman of Control Engineering at the University of Manchester Institute of Science and Technology in Manchester, England since 1979. He was head of the Post Graduate Department of the University of Manchester from 1981 - 1983 and from 1985 to 1987. In February 1994, he was made a "Chavalier dans l'ordre des Palmes Academiques" (a French academic honor) by a decree signed by the Prime Minister of France. Dr. Singh edited the ten volume "Encyclopedia of Systems and Control", coordinated the publication of eight Concise Encyclopedias (each on a different matter), authored or co-authorized eight books and over 170 scientific articles and edited or co-edited ten additional books.


      Lakhbir Tuli, father of Raja and Suneet Tuli (brother of Raja S. Tuli and one of our principal shareholders), has been one of our directors since the inception of our Canadian subsidiary From 1993 to the present, Mr. Tuli has been president of Widecom Fax and Plotters, Inc. From 1990 to the present, Mr. Tuli has been a consultant to WideCom Group, Inc. Mr. Tuli received a M.S.C. science degree in Civil Engineering from Punjab University in 1961.


      Melvin Yablon has been one of our directors since September 24, 1999. From 1990 until 1998, Mr. Yablon was the president and sole shareholder of North America Intercon, Ltd., a company which imported textiles from Mexico for sale. From 1977 to the present, Mr. Yablon has been the president and sole shareholder of First Adjusters, Inc., an insurance adjusting firm.


      All of the our directors will serve until the next annual stockholders' meeting when their successors will be elected and qualify. Officers are elected at the meeting of the Board following the annual stockholders' meeting. None of the current officers or directors are required or expected to devote all of their time to our business.


      Mr. Raja S. Tuli and members of his immediate family (Raja S. Tuli and members of his immediate family will collectively be referred to as the "Tuli family shareholders") own approximately 58% of our issued and outstanding common stock. The Tuli family shareholders have agreed that for a period of five years commencing April 1, 1999, our board will consist of five board members and that two of our directors will be outside directors, who are directors whom we do not employ. We have only one outside director as of the date of this prospectus. We anticipate that a second outside director will soon be elected by our shareholders other than the Tuli family stockholders. This agreement also provides that for this five year period the Tuli family stockholders will not have the right to participate in a vote to elect the outside directors. The outside directors will, therefore be elected by a majority of our other stockholders. This agreement will remain in effect for five years unless an underwriter of a future registration of our securities requests that this be changed. Whether or not to comply with the underwriter's request will be in the sole and absolute discretion of the Tuli family stockholders. Even though our outside directors will be elected by stockholders other than the Tuli family stockholders, the Tuli family stockholders will control our management and affairs. After the five year period, based upon their present ownership percentage of our issued and outstanding common stock, the Tuli family stockholders, will have the power to elect all of our directors.

      We will pay each of our outside directors $1,000 for each board meeting they attend. Each outside director is also entitled to reimbursement for reasonable expenses incurred with respect to attending each meeting.


Executive compensation

      We have entered into a three year employment agreement with Norman Docteroff, who is our president and chief executive officer. The agreement provides a salary in the form of options to purchase an aggregate 250,000 shares of our common stock at an exercise price of $2.00. Each month, a pro rata share of the options will vest; Mr. Docteroff will earn the right to purchase 6,945 options each month. On May 1, 1999, we made the first $10,000 monthly payment to Solutions Plus, Inc. As provided by the Marketing and Sales Agreement dated the 5th day of April, 1999 and are obligated to make 34 additional monthly payments. These payments will last for the duration of the three year agreement. Solutions Plus, Inc. is owned by Corina Docteroff, wife of Mr. Docteroff, who is the president and a director of Solutions Plus, Inc.


      We can terminate the employment of Mr. Docteroff upon death or extended disability or for cause as defined in the employment agreement. In addition, we may terminate his employment agreement for any reason upon 30 days' notice. If we terminate without cause, the remaining options which have not vested will immediately vest.

      Raja S. Tuli receives an annual salary of CN$24,000 (Canadian Dollars) in payments of CN$2,000 per month. We do not have a written agreement with Mr. Tuli for his employment.

Stock Option Plan

      We intend to implement a stock option plan in the near future. The purpose of the plan will be to provide our directors, officers, key employees and consultants with additional incentives by increasing their ownership interests. The stock option plan, which we anticipate will incorporate both qualified and non-qualified options, will contain terms which shall be approved by the board and submitted to the shareholders for approval.


Indemnification of directors and officers





      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      Our certificate of incorporation contains the following provision with respect to indemnification of our directors and officers:

      The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware.

      This provision does not eliminate or limit the liability of a director for violating the following:

            o duty of loyalty, which includes a director's obligation to refrain from self dealing with us improperly competing with us or usurping our opportunities;
            o     failing to act in good faith;
            o engaging in intentional misconduct or knowingly violating a law; or
            o participating in the payment of a dividend or a stock repurchase or redemption for himself.


      This provision does not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

      We intend to purchase directors liability insurance for our officers and directors. However, there can be no assurance that such insurance will be available to us at commercially reasonable terms, or at all.


Certain relationships and transactions

      From February 1, 1992 until December 31, 1998 we subcontracted software and various consulting projects to companies controlled by some of our shareholders. Over this period payments totaling $111,557 were made by us to these other companies. During 1997 we also subcontracted software consulting projects totaling $64,837 to companies controlled by some of our shareholders. These transactions provided payments in lieu of a salary to the individuals providing these consulting services.

      In December, 1998, we entered into a three year management and consulting agreement with Rexon Limited, a Swiss based company. The agreement provides that Rexon will provide us with various management, marketing, business planning an acquisition strategies. As compensation, Rexon received 23.3% of the then issued and outstanding shares of the common stock of the Canadian corporation. Upon the exchange of the Canadian Corporation's shares for ours, Rexon became the beneficial owner of approximately 1,195,000 shares of our common stock. Subsequently, Rexon transferred 295,000 shares to Diversified Investors for services rendered to Rexon and 616,000 shares to other third parties. In addition, we have agreed to pay Rexon $5,000 per month for a period of two years after we become a publicly traded company. We have not yet begun to pay Rexon its fees.

      In April, 1999, we entered into three year non-exclusive Marketing and Sales Agreement with Solutions Plus, Inc., which is wholly owned by Corina Docteroff, the wife of Norman Docteroff, who, in addition to being our president and chief executive officer, is the president and a director of Solutions Plus, Inc. Mr. Docteroff has signed an employment agreement which requires him to work a minimum of 30 hours per week for us. Solutions Plus, Inc. specializes in marketing, sales and networking. The agreement requires Solutions Plus, Inc. to market, sell and provide support services with respect to the Slimfax. In addition, Solutions Plus, Inc. will provide the following services:


      o manage our financial records including the billing of customers, payment of expenses such as insurance policies, leases, bills and other related administrative matters;

      o maintain our employment records;

      o maintain account and company records in accordance with generally accepted accounting standards; and

      o maintain an operating account for us for the deposit of funds generated by product sales and for payment of our operating expenses.

As part of our marketing agreement, Solutions Plus, Inc. is providing us with space in their offices for our United States based employees such as our accounting, sales and marketing staff. In exchange, we agreed to pay Solutions Plus, Inc. $10,000 per month starting May 1, 1999 and continuing for the duration of the agreement. Solutions Plus, Inc. will receive 10% of gross sales which Solutions Plus, Inc. generates of our product, less returns. In addition, Solutions Plus, Inc. will receive 5% of all gross sales of our product to companies which sell the Slimfax under their own private label, less returns. We can terminate the Marketing and Sales agreement if Solutions Plus, Inc. fails to sell 25,000 Slimfax machines within the first twelve months after the Slimfax becomes commercially available and an additional 125,000 Slimfax machines during the second 12 month period after the Slimfax becomes commercially available.

                             PRINCIPAL STOCKHOLDERS


      The following table sets forth the number of common stock owned and the percentage of our outstanding shares of common stock as of September 24, 1999 for the following:


      o all persons who own more than 5 percent of our outstanding common stock;

      o     each officer and director;

      o     officers and directors as a group.


            ----------------------------------------------------------
                                              AMOUNT OF
                     NAME                     BENEFICIAL    PERCENTAGE
                                              OWNERSHIP
            ----------------------------------------------------------
            Raja S. Tuli
            c/o Docuport, Inc.
            1155 Rene Levesque West            1,750,000      29.15%
            Suite 3500
            Montreal, PQ, H3B 3T6,
            Canada
            ----------------------------------------------------------
            Suneet Tuli(1)
            c/o Docuport, Inc.
            1155 Rene Levesque West              875,000      14.58%
            Suite 3500
            Montreal, PQ, H3B 3T6,
            Canada
            ----------------------------------------------------------
            Lakhbir Tuli
            1290 Whiteoaks Avenue
            Mississauga, Ontario                 875,000      14.58%
            L5J 3C1
            Canada
            ----------------------------------------------------------
            Norman Docteroff
            81 Two Bridges Road                   41,670(2)     .69%
            Fairfield, New Jersey 07005
            ----------------------------------------------------------
            Melvin Yablon
            220 East 57th Street, Apt. 2C         37,500(3)     .63%
            New York, NY 10022
            ----------------------------------------------------------
            Diversified Investors Capital
            Services of North America, Inc.      637,750      10.63%
            850 Third Avenue
            New York, N.Y. 10022
            ----------------------------------------------------------

            ----------------------------------------------------------
            Madan Singh                                0        0.0%
            c/o Docuport, Inc.
            1155 Rene Levesque West
            Suite 3500
            Montreal, PQ, H3B 3T6,
            Canada
            ----------------------------------------------------------
            All Officers and Directors
            as a group (5 people)              2,704,170      45.05%
            ----------------------------------------------------------

----------
(1) Suneet Tuli is the brother of Raja S. Tuli, who is our chairman of the board of directors and the son of Lakhbir Tuli, one of our directors.

(2) Includes options to purchase shares of our common stock which were issued to Mr. Docteroff as compensation in connection with his employment agreement to serve as our chief executive officer.

(3) Amounts indicated do not include 15,000 shares of our common stock underlying the common stock purchase warrants held by Mr. Yablon which he purchased in the 1996 private offering and received due to the Extension Agreement entered into with Docuport. Those warrants will not be exercisable until the earlier to occur of either August 1, 2000 or the closing of a financing of $5,000,000.


      We believe that each of the persons and entities listed above have the sole voting power with respect to the shares of common stock beneficially owned by each of them.

      We have entered into an agreement with the following: Mr. Tuli and certain members of his family who own our common stock, Rexon Limited and Diversified Investors Capital Services of North America, Inc. with respect to their ownership of our common stock and our registration of their shares. In exchange for registering certain of their shares which are the subject of this registration statement, Mr. Tuli and the members of his family who own shares of our common stock may sell 300,000 shares at the rate of 100,000 shares per quarter and Rexon Limited and Diversified Investors may each sell 75,000 shares at the rate of 25,000 shares per quarter. The first quarter commences 90 days following this registration statement becoming effective.


      The President, director and sole shareholder of Diversified Investors Capital Services of North America, Inc., one of our principal shareholders, is Jake Berg. Mr. Herman Finesod is a consultant to Diversified Investors Capital Services of North America, Inc.

Plan of distribution

      Prior to this registration, no public market for our securities existed. A total of up to 1,405,833 shares may be sold pursuant to this prospectus by certain of our stockholders. This is does not include 172,500 shares of our common stock underlying each common stock purchase warrant held by investors from the 1996 private offering which are being registered and included in the following table, nor are 157,500 shares underlying warrants held by investors from the 1996 private offering which are not being registered. Except as we have described above, the stockholders selling our stock have never held any position or office with us or had any other material relationship with us. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.

      The selling stockholders may, from time to time sell all or a portion of their registered shares in negotiated transactions or on any exchange in which we may list or trade our common stock, at prices then prevailing or related to the then current market price. The shares will not be sold in an underwritten public offering, but may be sold either directly or through brokers or dealers. Brokers or dealers may receive commissions or discounts from selling stockholders (or if any such broker-dealer acts as agent for the purchaser of such shares, from the purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. The following list assumes all shares which will be registered based on the filing of this prospectus are sold by the selling shareholders.

----------------------------------------------------------------------------------------------------
                           Shares Owned                          Shares Owned       Percentage of
Selling                    Prior to               Shares         Following          Shares following
Stockholder                Registration           Registered     Registration       Registration
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Raja S. Tuli,              1,750,000              300,000         1,450,000         24.16%
chairman of the
board of directors
----------------------------------------------------------------------------------------------------
Norman Docteroff             250,000(1)            83,333           166,667          2.78%
----------------------------------------------------------------------------------------------------
Aarnel Funding                25,000               25,000                 0
Corp. Pension Plan
----------------------------------------------------------------------------------------------------
Abedon, Barbara               30,000               30,000                 0
----------------------------------------------------------------------------------------------------
Artas Corporation             40,000               40,000                 0
----------------------------------------------------------------------------------------------------
Baker, David                   6,000                1,000             5,000
----------------------------------------------------------------------------------------------------
Barotz, Norman                 2,500                1,500             1,000
----------------------------------------------------------------------------------------------------
Banque Bruxelles              50,000               30,000            20,000
Lambert (IP)
----------------------------------------------------------------------------------------------------
Banque Bruxelles               7,500                7,500                 0
Lambert (P)
----------------------------------------------------------------------------------------------------
Berg, Jake                    70,000               20,000            50,000
----------------------------------------------------------------------------------------------------
Bouin, Frederic                5,000                5,000                 0
----------------------------------------------------------------------------------------------------
Bowen, Douglas J               6,250                6,250                 0
----------------------------------------------------------------------------------------------------
Bowen, Ellen, &                1,000                1,000                 0
Doug
----------------------------------------------------------------------------------------------------
Brown, Gary                    5,000                2,000             3,000
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
Bushong, Heather              13,500               10,500             3,000
----------------------------------------------------------------------------------------------------
Caldarola, Eva                 7,500                7,500                 0
----------------------------------------------------------------------------------------------------
Calderola, Nancy               3,000                2,000             1,000
----------------------------------------------------------------------------------------------------
Castellano,                   20,000               12,500             7,500
Anthony
----------------------------------------------------------------------------------------------------
Castellano, Jean              15,000               15,000                 0
----------------------------------------------------------------------------------------------------
Chianese,                      1,000                1,000                 0
Lawrence
----------------------------------------------------------------------------------------------------
Corsalini, Marie               4,500                2,000             2,500
----------------------------------------------------------------------------------------------------
Diversified                  637,750              369,250           268,500          4.47%
Investors Capital
Services of North
America, Inc.
----------------------------------------------------------------------------------------------------
DiModica, Joseph              10,000               10,000                 0
----------------------------------------------------------------------------------------------------
Euro                          15,000               15,000                 0
Pharmaceutical
Distributors
Limited
----------------------------------------------------------------------------------------------------
Evans, Debra                  50,000               30,000            20,000
----------------------------------------------------------------------------------------------------
Fam Gindi                      5,000                5,000                 0
----------------------------------------------------------------------------------------------------
Finesod, Ben                   5,000                2,000             3,000
----------------------------------------------------------------------------------------------------
Forgione, Diane &              2,500                2,500                 0
Peter
----------------------------------------------------------------------------------------------------
Garrison, Mark W              12,500               12,500                 0
----------------------------------------------------------------------------------------------------
Hayhurst, Sandra &
Walter                         2,000                2,000                 0
----------------------------------------------------------------------------------------------------
Hazoury, Anandy               25,000               10,000            15,000
----------------------------------------------------------------------------------------------------
Henderson, Maria              30,000               30,000                 0
----------------------------------------------------------------------------------------------------
Hersch, Andrew                37,500               12,500            25,000
----------------------------------------------------------------------------------------------------
Kaplan, Hilan                    500                  500                 0
Trust, Lovey
Kaplan Trustee
----------------------------------------------------------------------------------------------------
Kessler, Robert               40,000               25,000            15,000
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
Key Group, Inc.               35,000               35,000                 0
----------------------------------------------------------------------------------------------------
Kramer & Kramer                3,000                1,000             2,000
----------------------------------------------------------------------------------------------------
Levi, Benjamin                 3,000                3,000                 0
----------------------------------------------------------------------------------------------------
London, Joyce                  2,000                1,500               500
----------------------------------------------------------------------------------------------------
Mann, Larry                    8,500                7,500             1,000
----------------------------------------------------------------------------------------------------
Mastey, Henri                  4,000                2,000             2,000
----------------------------------------------------------------------------------------------------
Mastey, Jean Yves              4,000                2,000             2,000
----------------------------------------------------------------------------------------------------
Mellis, Lee                    3,000                1,000             2,000
----------------------------------------------------------------------------------------------------
Merchant Ent. Ltd.             2,000                2,000                 0
----------------------------------------------------------------------------------------------------
Miller, Michael               20,000               20,000                 0
----------------------------------------------------------------------------------------------------
Mintz & Fraade,               15,000               15,000                 0
P.C
----------------------------------------------------------------------------------------------------
MMH Investments,              37,500               12,500            25,000
Inc.
----------------------------------------------------------------------------------------------------
Morris, Barbara K             30,000               30,000                 0
----------------------------------------------------------------------------------------------------
Pedrignani, Paolo             10,000                5,000             5,000
----------------------------------------------------------------------------------------------------
Peterson, Brent                1,000                1,000                 0
----------------------------------------------------------------------------------------------------
Regency                        9,500                8,500             1,000
Resources, Inc.
----------------------------------------------------------------------------------------------------
Rowe, Sandra                   1,000                1,000                 0
----------------------------------------------------------------------------------------------------
Rubin, Alan                   30,000               30,000                 0
----------------------------------------------------------------------------------------------------
Schattle, Arthur &            30,000               30,000                 0
Sheila
----------------------------------------------------------------------------------------------------
Schuster, Jerome              50,000               15,000            35,000
----------------------------------------------------------------------------------------------------
Shapiro, Jane                  1,000                1,000                 0
----------------------------------------------------------------------------------------------------
Spellane, Tom                  2,000                2,000                 0
----------------------------------------------------------------------------------------------------
Steiner, Jeffery               5,000                2,000             3,000
----------------------------------------------------------------------------------------------------
Stepniewski, Jackie            7,000                2,000             5,000
----------------------------------------------------------------------------------------------------
Stone, Gladys                  2,000                2,000                 0
----------------------------------------------------------------------------------------------------
Stone, Lawrence               34,500               34,500                 0
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
Tamburrini, Vivian            30,000               30,000                 0
----------------------------------------------------------------------------------------------------
Telesnick, Alan               17,000               17,000                 0
----------------------------------------------------------------------------------------------------
Tigrak, Omer                   3,000                1,000             2,000
----------------------------------------------------------------------------------------------------
Tobias, Barbara                4,000                2,000             2,000
----------------------------------------------------------------------------------------------------
Toboroff, Leonard             10,000                5,000             5,000
----------------------------------------------------------------------------------------------------
Toboroff, Matthew                500                  500                 0
----------------------------------------------------------------------------------------------------
Toth, Francis                  5,000                2,000             3,000
----------------------------------------------------------------------------------------------------
Tristan, Lucia                 2,000                1,000             1,000
----------------------------------------------------------------------------------------------------
Vecchio                       65,000               65,000                 0
Consultants, Inc.
----------------------------------------------------------------------------------------------------
Weissman, Jody                12,500                9,500             3,000
----------------------------------------------------------------------------------------------------
Wells, John                   15,000                5,000            10,000
----------------------------------------------------------------------------------------------------
Wiech, Christopher            12,500               12,500                 0
M. & Norbet L
----------------------------------------------------------------------------------------------------
Wunderlin,                     1,000                1,000                 0
Rosalind
----------------------------------------------------------------------------------------------------
Yablon, Melvin                45,000               30,000            15,000
----------------------------------------------------------------------------------------------------
Zion Morally                   1,000                1,000                 0
----------------------------------------------------------------------------------------------------

      (1) Represents shares available to be purchased based on options issued to Mr. Docteroff as compensation as provided by his employment agreement to serve as our chief executive officer and a director, which provide for the vesting of options to purchase 6,945 shares of common stock per month.




                          DESCRIPTION OF THE SECURITIES

      General

      The following description summarizes our authorized and currently outstanding securities. We are authorized to issue 12,000,000 shares of common stock, par value $.001 per share and a maximum of 2,000,000 shares of preferred stock, $.01 per share. There are 6,002,500 shares of common stock issued and outstanding as of the date of this prospectus. No shares of preferred stock have been issued.


      Common stock


      Each holder of shares of our common stock, issued and outstanding, is entitled to one vote per share held and has the sole right and power to vote upon all matters upon which a vote of stockholders is taken. Neither our certificate of incorporation nor our by laws permit our stockholders to vote their shares cumulatively. Upon liquidation, dissolution, or winding up of our business, the owners of common stock are entitled to receive our net assets in proportion to the respective number of shares held by them, following payment to our preferred stockholders. The holders of common stock do not have any preemptive right to subscribe for or purchase any Shares of any class of stock. All of our outstanding shares of common stock are fully paid and non-assessable and not subject to further call or redemption.


      To date, we have never paid dividends on any of our common stock and we intend to reinvest earnings, if any, for the development and expansion of our business. We do not guarantee that we will have enough earnings to pay any dividends on our common stock. Even if we have sufficient earnings, we are not required to declare dividends on our common stock. Whether we should declare cash or stock dividends will be in the sole and absolute discretion of our board and will depend on our earnings, capital requirements, financial position, general economic conditions and other relevant factors. It is also possible that the terms of any future debt financing may restrict declaration of dividends.


Preferred stock


      We are authorized by our certificate of incorporation to issue preferred stock, in one or more series which may contain rights, privileges and limitations, including:

            o   conversion privileges                o    dividends
            o   redemption rights                    o   liquidation privileges.

      Except as specifically provided by the Delaware General Corporation Law relating to the voting by all classes of stock, holders of preferred stock will have no voting rights unless specifically granted by our board. We have not issued any of our preferred stock, as of the date of this prospectus and currently have no plans to do so.


      If any shares of preferred stock are issued, a certificate of designation, setting forth the series of such preferred stock and the rights, privileges and limitations of the holders of the preferred stock will be filed with the Secretary of State of the State of Delaware. This may have the effect of delaying, deferring or preventing a change in control of our management without further action by other stockholders and may adversely affect the rights of the holders of our common stock.


Warrants


      On July 11, 1996 we conducted a private offering as provided by Rule 504 of the Securities Act of 1933. The offering raised $575,000 which we used as working capital and to assist research and development of our products. Each investor in the 1996 private offering purchased a unit, or a fractional unit, valued at $50,000. Each unit consisted of the following: (a) a $50,000 promissory note bearing 10% interest per year and maturing upon the earlier of two years from issuance or the effective date of an initial public offering; (b) 10,000 shares of common stock, which were exchanged for 15,000 shares of our common stock upon the exchange of common stock (the "Exchange") in our Canadian subsidiary for our common stock; and (c) 10,000 common stock purchase warrants, which were exchanged for 15,000 common stock purchase warrants upon the exchange of common stock in our Canadian subsidiary for our common stock. When issued our management determined that the warrants, with an exercise price of $2.50 per share had no discernable value for accounting purposes at the time issued, while the warrants would have value in future based on our anticipated growth and improved financial condition.

      In February, 1999 we offered an extension agreement to the investors of the 1996 offering which extended the due date of the Promissory Notes which were part of the 1996 private offering. Seventeen of the 18 investors agreed to the extension. As compensation to the investors who agreed to the extension, we: (A) issued additional warrants equal to the number of the warrants held, as adjusted upon the Exchange, with an exercise price of $0.10 per share and (B) the exercise price for the warrants originally issued in connection with the 1996 private offering was reduced from $1.67 (as adjusted) to $0.10. The extension agreement extended the due date for the promissory notes until the earlier to occur of either (a) August 1, 2000; or (b) the raising an aggregate of $5,000,000 in financing.


      Warrant holders may exercise their rights by surrendering the warrant certificate to us, with the fully completed and executed subscription form, together with payment of the exercise price. Commencing upon the date of the purchase, the warrants may be exercised at any time in whole or part at the applicable exercise price until the warrants expire. We will not issue fractional shares when the warrants are exercised.

      The exercise price and the number of shares of common stock purchased upon the exercise of the warrants are subject to adjustment if certain events were occur such as stock dividends, stock splits, combinations or reclassifications of the common stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of common stock, or if we were to consolidation or merge, in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might have been purchased upon the exercise of the warrant.


Previous private offerings

      On July 11, 1996, we conducted a private offering, under the guidelines provided by Rule 504 of Regulation D of the Securities Act of 1933, in which it raised $575,000. Each investor in the 1996 offering purchased units consisting of the following securities: (a) a $50,000 non-negotiable promissory note at 10% interest, due at the earlier of either two years after the closing of the private placement or an initial public offering, (b) 10,000 shares of our common stock, and (c) a warrant to purchase 10,000 shares of our common stock at a purchase price of $2.50 per share one year following an initial public offering and expiring five years following the initial public offering, however, no provisions have been made if we do not conduct an initial public offering. In February 1999, investors in the 1996 private placement were offered an extension agreement which extended the due date of the promissory note in exchange for additional warrants equal to 1.5 times the number of original warrants to adjust for the exchange of shares of common stock in our Canadian subsidiary for shares of our common stock on a three for two basis, at a purchase price of $.10 per share. In addition, the original purchase price of the warrants was reduced from $1.67 (as adjusted) to $0.10. Seventeen of the eighteen investors in the 1996 private placement agreed to this extension, executing extension agreements.

      On March 12, 1999 Docuport Delaware, prior to incorporation, commenced a private offering of shares, under the guidelines provided by Rule 504 of Regulation D of the Securities Act of 1933, of its common stock, which closed on April 6, 1999, selling 700,000 shares at a purchase price of $.10 per share. The shares purchased in the March, 1999 offering are restricted and are not freely transferrable until the earlier of either one year following purchase of the shares or registration of the shares with the SEC.

      On March 22, 1999 Docuport Delaware commenced an additional private offering, under the guidelines provided by Rule 504 of Regulation D of the Securities Act of 1933, of shares of our common stock, which closed on April 6, 1999, selling 435,000 shares at a purchase price of $2.00 per share.

      The previous private offerings discussed in this section were previously discussed more extensively in this prospectus in the section on Management's Discussion and Analysis.

      On March 24, 1999, our board and the board of our Canadian subsidiary, authorized the exchange of all of the issued and outstanding shares and warrants of the Canadian corporation into our shares or warrants to purchase our shares on a 3 for 2 basis. Thus, for every 100 shares of the Canadian corporation's common stock, a stockholder received 150 shares of our common stock. The Canadian subsidiary continues in existence as our subsidiary.

Shares eligible for future sale

      We currently have outstanding 6,002,500 shares of common stock. Of these shares 1,322,500 (excluding shares underlying options and warrants) will be registered pursuant to this registration statement and will be freely transferable without restriction or further registration under the Securities Act. In addition, we have issued an aggregate of 435,000 shares in private offerings under Rule 504 of the Securities Act of 1933. These shares, while not registered with the SEC are freely transferable by their respective owners.

      All of the remaining 4,245,000 shares of our outstanding common stock outstanding are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act, and may only be sold based on an effective registration statement under the Securities Act, or in compliance with the exemption provisions of Rule 144 or based on another exemption under the Securities Act.


      In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's common stock or the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements. Affiliates may sell unrestricted securities in compliance with Rule 144, other than the holding period requirement. A person who is not an affiliate, has not been affiliate within two months prior to sale, and has beneficially owned the restricted securities for at least two years, is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

      Prior to this registration, there has been no public trading market for the common stock and we cannot predict the effect, if any, that public sales of shares of common stock or the availability of shares for sale will have on the market prices of the common stock and warrants. Nevertheless, the possibility that a substantial amount of common stock or warrants may be sold in the public market may adversely effect prevailing market prices and could impair our ability to raise capital through the sale of its equity securities.


Determination of offering price


      Prior to this registration of our common stock, there has been no public market for any of our securities and there can be no assurance that a market will develop. In recent private offerings of our securities, we have sold our common stock at prices of $.10 and $2.00. The price of our common stock, when sold by our stockholders will be determined by broker-dealers and market makers in negotiated transactions, or trades over the open market where we intend to list our common stock. Among factors which may be considered by broker-dealers, market makers and investors to determine the price for our securities in the public market are:

      o estimates of our business potential;

      o prevailing market conditions in the U.S. economy and the market in which we intend to compete;

      o an evaluation of other companies comparable to us and their ability to effectively compete with our product.


Transfer agent


      The transfer agent for our common stock is Liberty Transfer Company, 191 New York Avenue, Huntington, New York 11243.

                      INTEREST OF NAMED EXPERTS AND COUNSEL


Legal matters


      The legality of our common stock has been passed upon on our behalf by Mintz & Fraade, P.C., New York, New York. Mintz & Fraade, P.C. beneficially owns 15,000 shares of our common stock.

Experts


      The financial statements included in this prospectus and in the registration statement have been audited by BDO Dunwoody, independent chartered accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                LEGAL PROCEEDINGS

      We do not know of any litigation pending, threatened or contemplated, or unsatisfied judgments, against us, or of any proceeding to which we are a party.

                              AVAILABLE INFORMATION


      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, together with all amendments and exhibits, for the securities registered by this registration statement. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in, or annexed as exhibits to, the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the commission. For further information about us, please refer to the registration statement, including its exhibits and schedules, which may be inspected without charge at the principal office of the commission, 450 Fifth Street, NW, Washington, D.C. 20549, or at other regional offices of the commission. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. To obtain information on the operation of the Public Reference Room, the Securities and Exchange Commission can be contacted at 1-800-SEC-0330. Such material may also be accessed electronically at the SEC's home page on the Internet at http://www.sec.gov.

--------------------------------------------------------------------------------

                                 Docuport, Inc.


                                1,578,333 Shares


                                 --------------

                                   PROSPECTUS

                                 --------------


      We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. No other information should be relied upon. The information contained in this prospectus is current only to the date of this prospectus. This prospectus does not offer to sell any securities in any jurisdiction where to do so would be unlawful.


                                   ----------

Until        , 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  ______ , 1999

================================================================================

                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report . . . . . . . . . .  . . . . . . . . . . . . . .F-2

Audited Balance Sheets  as of December 31, 1998 . . . . . . . . . . . . . . .F-3

Statements of Operations, for the Period of Inception
Through the Fiscal Year Ended December 31, 1998 . . . . . . . . . . . . . . .F-4

Statements of Stockholders' Deficiency, for the Period of
Inception Through Fiscal Years Ended December 31, 1997
and December 31, 1998. . . . . . . . . . . . . . . . . . . . . . . . . . . . F-5

Statements of Cash Flows, for the Period of Inception
Through Fiscal Years Ended December 31, 1997
and December 31, 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-6

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .F-7

Balance Sheets as of June 30, 1999 (unaudited). . . . . . . . . . . . . . . F-13

Statements of Operation, for the Period of Inception
Through Six months ended June 30, 1999 and 1998 (unaudited). . . . . . . . .F-14

Statements of Cash Flows, for the Period of Inception
Through Six months ended June 30, 1999 and 1998 (unaudited). . . . . . . . .F-15

Statements of Shareholders' Deficit, for the Period of Inception
Through Six months ended June 30, 1999 and 1998 (unaudited). . . . . . . . .F-16

Notes to Unaudited Financial Statements. . . . . . . . . . . . . . . . . . .F-18

================================================================================
                                                                Auditors' Report
--------------------------------------------------------------------------------

To the Directors of
DOCUPORT INC.

We have audited the balance sheets of Docuport Inc. (a development stage company) as at December 31, 1998 and December 31, 1997 and the statements of operations, shareholders' deficiency and cash flows for the period from February 1st, 1992, date of inception, through December 31, 1998 and for the years ended December 31, 1998 and December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997 and the results of its operations and the changes in its cash flow for the period from February 1st, 1992, date of inception, through December 31, 1998 and for the years ended December 31, 1998 and December 31, 1997 in accordance with generally accepted accounting principles in the United States.

/s/ BDO Dunwoody LLP

Chartered Accountants

Montreal, Quebec
February 12, 1999

================================================================================
                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                                  Balance Sheets
                                            (Expressed in United States dollars)

December 31                                                   1998         1997
--------------------------------------------------------------------------------

Assets

Current
  Cash and cash equivalents                              $ 117,899    $  10,822
  Miscellaneous receivable                                   3,142        2,954
  Income tax credits receivable                             25,415      145,748
  Advance to employee (Note 1)                                  --        3,454
                                                         ----------------------
                                                           146,456      162,978
Capital assets (Note 2)                                      7,067       10,265
                                                         ----------------------
                                                         $ 153,523    $ 173,243
===============================================================================

Liabilities and Shareholders' Deficiency

Current
  Accounts payable and accrued liabilities               $ 167,605    $  85,134
  Due to related parties (Note 3)                           25,289        3,454
  Current portion of long term debt (Note 4)               575,000      575,000
                                                         ----------------------
                                                           767,894      663,588
                                                         ----------------------

Shareholders' deficiency
  Share capital (Note 5)                                     4,522        4,522
  Additional paid-in capital                                70,000           --
  Deficit accumulated during the development stage        (746,631)    (520,152)
  Cumulative translation adjustment                         57,738       25,285
                                                         ----------------------
                                                          (614,371)    (490,345)
                                                         ----------------------
                                                         $ 153,523    $ 173,243

===============================================================================

           See accompanying summary of significant accounting policies and notes to these financial statements.

================================================================================
                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                        Statements of Operations
                                            (Expressed in United States dollars)

                                            February 1, 1992 to       Year ended         Year ended
                                                   December 31,     December 31,       December 31,
                                                           1998             1998               1997
---------------------------------------------------------------------------------------------------

Revenues
  Research and development grants                   $   166,509      $    13,482        $    93,897

Expenses
  Amortization                                            6,907            2,948              2,767
  Consulting fees                                        70,000           70,000                 --
  Foreign exchange loss                                  64,163           32,142             32,021
  Materials                                             107,896           17,482             68,423
  Office                                                 36,044            8,284             19,742
  Professional fees                                      19,290           10,146              5,555
  Rent                                                    8,802            2,451              2,626
  Salaries and employees benefits                       155,262           29,552             90,721
  Subcontractors                                        126,221               --             64,837
  Taxes and licences                                      1,406              535                871
  Travel                                                 27,835            4,415             19,922
                                                    -----------------------------------------------
Operating loss before undernoted                       (457,317)        (164,473)          (213,588)
                                                    -----------------------------------------------
Other income and expenses
  Financing fees                                       (155,336)          (3,640)           (53,155)
  Interest and bank charges                              (2,613)            (909)            (1,330)
  Interest income                                        11,152              113              6,124
  Interest on long term debt                           (138,068)         (57,570)           (61,373)
                                                    -----------------------------------------------
                                                       (284,865)         (62,006)          (109,734)
                                                    -----------------------------------------------
Net loss                                            $  (742,182)     $  (226,479)       $  (323,322)
===================================================================================================

Loss per common share, basic and diluted            $     (0.16)     $     (0.05)       $     (0.07)
===================================================================================================

Weighted average number of shares
   outstanding                                        4,522,500        4,522,500          4,522,500
===================================================================================================


           See accompanying summary of significant accounting policies and notes to these financial statements.

================================================================================
                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                          Statements of Shareholders' Deficiency
                                            (Expressed in United States dollars)

For the period from February 1, 1992, date of inception, through December 31,
1998

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                Accumulated
                                                Common Stock      Additionnal         Other
                                                ------------          Paid-In Comprehensive           Comprehensive
                                            Shares       Amount       Capital          Loss      Deficit           Loss       Total
                                       --------------------------------------------------------------------------------------------
Balance, February 1, 1992                       --    $      --    $      --      $      --    $      --     $      --    $      --

  Issuance of common stock in 1992
   for $ 0.0000251 per share             2,900,000           73           --             --           --            73

  Issuance of common stock in 1996
    for nil consideration                  115,000           --           --             --           --            --

  Recapitalization to effect
   the exchange of shares
   on reverse acquisition                1,507,500        4,449           --         (4,449)          --            --

  Comprehensive loss
   Net loss for the period                      --           --           --             --     (192,381)     (192,381)    (192,381)

  Other comprehensive income
   Foreign currency
      translation adjustments                   --           --           --            909           --           909          909
                                                                                                            ----------
  Comprehensive loss                            --           --           --             --                   (191,472)          --
                                       -----------------------------------------------------------------    ==========   ----------
Balance, December 31, 1996               4,522,500        4,522           --            909     (196,830)           --     (191,399)

  Comprehensive loss
   Net loss for the year                        --           --           --             --     (323,322)     (323,322)    (323,322)

  Other comprehensive income
   Foreign currency
      translation adjustments                   --           --           --         24,376           --        24,376       24,376
                                                                                                            ----------
  Comprehensive loss                            --           --           --             --                   (298,946)          --
                                       -----------------------------------------------------------------    ==========   ----------
Balance, December 31, 1997               4,522,500        4,522           --         25,285     (520,152)           --     (490,345)

  Comprehensive loss
   Net loss for the year                        --           --           --             --     (226,479)     (226,479)    (226,479)

  Transfer of common stock
   from existing shareholders in
   exchange for consulting services
   for the company                              --           --       70,000             --           --            --       70,000

  Other comprehensive income
   Foreign currency
      translation adjustments                   --           --           --         32,453           --        32,453       32,453
                                                                                                            ----------   ----------
  Comprehensive loss                            --           --           --             --                   (194,026)
                                       -----------------------------------------------------------------    ==========
Balance, December 31, 1998               4,522,500    $   4,522    $  70,000      $  57,738    $(746,631)                $ (614,371)
======================================================================================================================   ==========


           See accompanying summary of significant accounting policies and notes to these financial statements.

================================================================================
                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                        Statements of Cash Flows
                                            (Expressed in United States dollars)

                                             February 1, 1992 to      Year ended      Year ended
                                                    December 31,    December 31,    December 31,
                                                            1998            1998            1997
------------------------------------------------------------------------------------------------

Cash provided by (used in)

Operating activities
  Net loss                                             $(742,182)      $(226,479)      $(323,322)
  Add (deduct) items not requiring a cash outlay
   Amortization                                            6,907           2,948           2,767
   Foreign exchange loss                                  64,163          32,142          32,021
   Additional paid-in capital                             70,000          70,000              --
  Net changes in assets
     and liabilities related to operations
   Accounts receivable                                    (3,142)           (188)           (913)
   Income tax credits receivable                         (25,415)        120,333         (86,650)
   Accounts payable and accrued liabilities              167,605          82,471          60,368
   Other assets                                              250             250              --
                                                       -----------------------------------------
                                                        (461,814)         81,477        (315,729)
                                                       -----------------------------------------
Investing activities
  Purchase of capital assets                             (14,224)             --          (7,554)
  Advances to employee                                        --           3,454          (3,454)
                                                       -----------------------------------------
                                                         (14,224)          3,454         (11,008)
                                                       -----------------------------------------
Financing activities
  Due to related parties                                  25,289          21,835            (194)
  Long term debt issued                                  575,000              --              --
  Capital stock issued                                     4,522              --              --
  Effect of recapitalization                              (4,449)             --              --
                                                       -----------------------------------------
                                                         600,362          21,835            (194)
                                                       -----------------------------------------


Effect of exchange rate changes on cash                   (6,425)            311          (4,892)
                                                       -----------------------------------------
Net increase (decrease) in cash during the period        117,899         107,077        (331,823)

Cash and equivalents, beginning of period                     --          10,822         342,645
                                                       -----------------------------------------
Cash and equivalents, end of period                    $ 117,899       $ 117,899       $  10,822
================================================================================================

           See accompanying summary of significant accounting policies and notes to these financial statements.

================================================================================
                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                      Summary of Significant Accounting Policies
                                            (Expressed in United States dollars)

December 31, 1998 and 1997
--------------------------------------------------------------------------------

Nature of Business               Docuport Inc. (the "Company") was incorporated
                                 under the laws of Ontario in February 1992 and was inactive until January 1, 1996. The Company is developing and intends to market a patented portable multifunctional office machine called the Slimfax. The Company's future operations is dependent upon successful marketing and sales of its product and obtaining the necessary financing to complete the development.


Basis of Financial Statements    The accompanying financial statements are
                                 stated in United States dollars, "the reporting currency". The transactions of the Company have been recorded during the year in Canadian dollars, "the functional currency". The translation of Canadian dollars into United
                                 States dollars amounts have been made at the year end exchange rates for balance sheet items and the average exchange rate for the year for revenues, expenses, gains and losses.
                                 Translation adjustments to reporting currency are included in equity.


                                 These financial statements have been prepared by management in accordance with generally accepted accounting principles in the United States.

Accounting Estimates             The preparation of financial statements in
                                 conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

Capital Assets                   Management reviews long-lived assets for
                                 impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and, if deemed impaired, measurement and recording of an impairment loss is based on the fair value of the asset.

                                 Capital assets are recorded at cost less accumulated amortization. Amortization is provided annually at rates calculated to amortize the assets over their estimated useful lives as follows:

                                 Furniture and fixtures - 20% declining balance
                                 Computer equipment     - 30% declining balance

Cash and Equivalents             Cash and cash equivalents include all highly
                                 liquid investments purchased with original maturities of three months or less.

================================================================================
                                                                   DOCUPORT INC.
                                                   (a development stage company)
                          Summary of Significant Accounting Policies (continued)
                                            (Expressed in United States dollars)

December 31, 1998 and 1997
--------------------------------------------------------------------------------


Recently Issued Accounting       SFAS No  133,  "Accounting  for  Derivatives
Standards                        Instruments and Hedging Activities" requires
                                 companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows.
                                 SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Management believes that the adoption of SFAS No. 133 will have no material effect on its financial statements.


                                 SOP 98-5, "Reporting on the Costs of Start-Up Activities," requires that the costs of start-up activities, including organization costs, be expensed as incurred. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 1998. Management believes that the adoption of SOP 98-5 has no material effect on its financial statements.

Research and                     Research and development costs are charged
Development Costs                against income in the year of expenditure.

Income Taxes                     The Company accounts for income taxes under the
                                 asset and liability method as required by SFAS
                                 No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities.



Fair Value of                    The carrying amounts of financial instruments
Financial                        of the Company, Instruments including cash and
                                 cash equivalents, accounts receivable, and accounts payable approximate fair value because of their short maturity. The fair value of advances to and from related parties and long term debt cannot be readily determined.

Earnings (loss) per share        Earnings (loss) per common share is based on
                                 the weighted average number of common shares outstanding during the period. The effect of common shares contingently issuable pursuant to outstanding warrants has not been considered since they are anti-dilutive.

================================================================================
                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                   Notes to Financial Statements
                                            (Expressed in United States dollars)

December 31, 1998 and 1997
--------------------------------------------------------------------------------

1. Advance to Employee

      The advance is non-interest bearing and without specific terms of repayment.
--------------------------------------------------------------------------------

2. Capital Assets

                                                               1998         1997
                             ---------------------------------------------------
                                           Accumulated     Net Book     Net Book
                                    Cost  Amortization        Value        Value

    Furniture and fixtures       $ 1,176       $   351      $   825      $   820
    Computer equipment            12,081         5,839        6,242        9,445
                             ---------------------------------------------------

                                 $13,257       $ 6,190      $ 7,067      $10,265
                             ===================================================

3. Due to Related Parties and Related Party Transactions

      The amounts due to related parties are non-interest bearing with no specific terms of repayment.

      From February 1, 1992 to December 31, 1998 the Company subcontracted software and other consulting projects totalling $111,557 with various companies controlled by shareholders.

      During 1997 the Company subcontracted software consulting projects totalling $64,837 with various companies controlled by shareholders.

      During 1998 the Company incurred rent charges from a related company totalling $2,451 (1997 - $2,626).

      These transactions were in the normal course of business and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related companies.
--------------------------------------------------------------------------------

4. Long Term Debt

                                                                 1998       1997
                                                             -------------------

10% subordinated promissory notes, due August 28, 1998       $575,000   $575,000
                                                             ===================


      The Company is currently in default as the notes were due August 28, 1998 and the debt has been reflected as current. On February 10, 1999 the Company negotiated an extention with a majority of the noteholders which would include issuing additional warrants equal to the number of warrants held by the noteholders and changing the excercise price to $0.10.

================================================================================
                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                   Notes to Financial Statements
                                            (Expressed in United States dollars)

December 31, 1998 and 1997
--------------------------------------------------------------------------------


5. Share Capital

      (a)   Authorized

            12 million common shares, par value $.001 per share
            2 million preferred shares, par value $.01 per share

      (b)   Changes to issued share capital

            Subsequent to December 31, 1998, all the shareholders of the Company exchanged their shares of the company for shares of a new parent company at a ratio of three (3) shares for every two (2) shares held. At the conclusion of the transaction, the former shareholders of the Company controlled the new parent company and, thus, the transaction has been accounted for as a recapitalization. These changes have been treated retroactively to all prior period information and earnings per share calculations.

      (c)   Issued and outstanding

                                                                1998        1997
                                                          ----------------------

            4,522,500 common shares                       $    4,522  $    4,522
                                                          ======================

      (d)   Preferred shares

            The prefered shares may be issued from time to time in one or more series. The Board of Directors of the Company are authorized to provide for the creation of each such series and to fix the designations and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series.

      (e)   Warrants

            In connection with the subordinated promissory notes (see Note 4), the Company has issued to the noteholders 172,500 warrants to purchase common shares at an exercise price of $1.67. The warrants expire August 28, 2002.

            Also, as at December 31, 1998 the Company had an additional 650,000 issued and outstanding warrants exercisable at an exercise price of $2.50 which were subsequently cancelled ( Note 8).


--------------------------------------------------------------------------------

================================================================================
                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                   Notes to Financial Statements
                                            (Expressed in United States dollars)

December 31, 1998 and 1997
--------------------------------------------------------------------------------

6. Income Taxes

      (a) The reconciliation of income taxes calculated at the effective tax rate of 18.87% to the total tax provision is as follows:

                                                               1998        1997
                                                          ---------------------


            Income taxes (recovery) at statutory rates    $ (42,737)  $ (61,011)
            Adjustment to valuation adjustment               42,737      61,011
                                                          ---------------------


                                                          $      --          --
                                                          =====================

      (b)   Deferred Tax Assets

            Deferred tax assets have been recorded at current rates as follows:

            Balance of pool of Scientific Research &
             Development available to reduce taxable
             income for future years                      $      --   $  41,000

            Tax losses available to reduce taxable income
             of future years                                116,000      59,000
                                                          ---------------------

                                                            116,000     100,000
            Less: Deferred tax asset valuation allowance    116,000     100,000
                                                          ---------------------

            Net tax asset                                 $      --   $      --
                                                          =====================

            The Company has net operation loss carryforwards to reduce taxable income of approximately $614,000 which expire during the years 2003 through 2005.

--------------------------------------------------------------------------------

================================================================================
                                                                   DOCUPORT INC.
                                                   (a development stage company)
                                                   Notes to Financial Statements
                                            (Expressed in United States dollars)

December 31, 1998 and 1997
--------------------------------------------------------------------------------

7. Commitment


      The Company is committed under a management and consulting agreement for a three year period ending December 2001 for compensation consisting of 1,050,000 common shares, which have been transferred from the present shareholders, and a fee of $5,000 per month for a two year period after such time the Company becomes publicly traded. The shares transferred are fully vested, non forfeitable, and excercisable. This share transfer resulted in a consulting fee expense of $70,000 with a credit to additional paid-in capital representing the fair value of the shares on December 12th, 1998.
--------------------------------------------------------------------------------

8. Subsequent event

      On January 29, 1999, in exchange for the cancellation of warrants (Note
      5e), the company issued a total of 230,000 shares to management and the consultant refered to in Note 7. This transaction will be accounted for as an expense with a credit to additional paid-in capital representing the fair value of the shares issued.

--------------------------------------------------------------------------------

                                 DOCUPORT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS


                             JUNE 30, 1999 AND 1998

                                                              1999           1998
                                                          -----------    -----------
                                                          (Unaudited)     (Unaudited)
ASSETS

    CURRENT ASSETS
      CASH AND CASH EQUIVALENTS                           $   594,587    $     1,428
      MISCELLANEOUS RECEIVABLE                                  2,878          2,296
      INCOME TAX CREDITS RECEIVABLE                            92,784        143,941
      ADVANCES TO EMPLOYEES AND CONSULTANTS                    21,000          3,405
      INVENTORY                                                19,131             --
                                                          -----------    -----------

        TOTAL CURRENT ASSETS                                  730,380        151,070

    FIXED ASSETS                                               14,730          8,585

    PATENTS                                                     1,018            585

    SECURITY DEPOSITS                                           1,559             --

                                                          -----------    -----------
                                                          $   747,687    $   160,240
                                                          ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

    CURRENT LIABILITIES
      ACCOUNTS PAYABLE AND ACCRUED EXPENSES               $   269,460    $   122,099
      DUE TO RELATED PARTIES                                   69,327         14,857
      CURRENT PORTION OF LONG TERM DEBT                        50,000         50,000
                                                          -----------    -----------

        TOTAL CURRENT LIABILITIES                             388,787        186,956

    LONG-TERM DEBT, LESS CURRENT PORTION                      525,000        525,000

    STOCKHOLDERS' DEFICIT
      COMMON STOCK, $.001 PAR VALUE; 12,000,000 SHARES
        AUTHORIZED, 6,002,500 ISSUED AND OUTSTANDING
        JUNE 30, 1999; 4,522,500 ISSUED AND OUTSTANDING
        JUNE 30, 1998                                           6,002          4,522
      ADDITIONAL PAID IN CAPITAL                              884,471             --
      DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE     (1,083,266)      (589,781)
      CUMULATIVE TRANSLATION ADJUSTMENT                        26,693         33,543
                                                          -----------    -----------
                                                             (166,100)      (551,716)
                                                          -----------    -----------

                                                          $   747,687    $   160,240
                                                          ===========    ===========

                                 DOCUPORT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS


           SIX MONTHS ENDED JUNE 30, 1999 AND 1998 AND THE PERIOD FROM
              FEBRUARY 1, 1992 (DATE OF INCEPTION) TO JUNE 30, 1999

                                                                           FEBRUARY 1, 1992
                                                      6 MONTHS ENDED        (INCEPTION) TO
                                                         JUNE 30,               JUNE 30,
                                                    1999           1998          1999
                                                -----------    -----------    -----------
                                                (Unaudited)     (Unaudited)   (Unaudited)
REVENUES
  GOVERNMENT RESEARCH AND DEVELOPMENT GRANTS    $    65,096             --    $   231,605

EXPENSES
  DEPRECIATION AND AMORTIZATION                       2,729          1,388          9,636
  FOREIGN EXCHANGE LOSS (GAIN)                      (26,778)         9,117         37,385
  MANAGEMENT FEES                                    30,000             --         30,000
  MATERIALS                                          23,373             90        131,269
  OFFICE                                             10,478          5,950         46,522
  PROFESSIONAL FEES                                  98,373          2,797        187,663
  RENT                                                7,185          1,265         15,987
  SALARIES AND EMPLOYEE BENEFITS                    110,601         18,659        265,863
  SUBCONTRACTORS                                     56,422            466        182,643
  PRINTING AND PACKAGING                             23,523             --         23,523
  TAXES AND LICENSES                                  4,671             --          6,077
  TESTING AND CERTIFICATION                           6,613             --          6,613
  TRAVEL                                             28,622            949         56,457
                                                -----------    -----------    -----------
                                                    375,812         40,681        999,638

OTHER INCOME AND (EXPENSES)
  INTEREST INCOME                                     3,742             --         14,894
  FINANCING FEES                                         --             --       (155,336)
  INTEREST AND BANK CHARGES                            (796)          (197)        (3,409)
  INTEREST ON LONG TERM DEBT                        (28,750)       (28,751)      (166,818)
                                                -----------    -----------    -----------
                                                    (25,804)       (28,948)      (310,669)

NET LOSS                                        $  (336,520)   $   (69,629)   $(1,078,702)
                                                ===========    ===========    ===========

LOSS PER COMMON SHARE, BASIC AND DILUTED        $     (0.06)   $     (0.02)   $     (0.24)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING     5,262,500      4,522,500      4,573,534

                                 DOCUPORT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS


           SIX MONTHS ENDED JUNE 30, 1999 AND 1998 AND THE PERIOD FROM
             FEBRUARY 1, 1992 (DATE OF INCEPTION) TO JUNE 30, 1999

                                                                                  FEBRUARY 1, 1992
                                                             6 MONTHS ENDED        (INCEPTION) TO
                                                                JUNE 30,               JUNE 30,
                                                           1999           1998           1999
                                                      -----------    -----------    -----------
                                                       (Unaudited)    (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   NET LOSS                                           $  (336,520)   $   (69,629)   $(1,078,702)
   ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
      USED IN OPERATING ACTIVITIES
        DEPRECIATION AND AMORTIZATION                       2,729          1,388          9,635
        FOREIGN EXCHANGE LOSS (GAIN)                      (26,778)         9,117         37,385
        COMMON STOCK ISSUED FOR SERVICES                      230             --            230
        RECAPITALIZATION AND MERGER                           115             --            115
        ADDITIONAL PAID-IN CAPITAL THROUGH
          ISSUANCE OF STOCK FOR SERVICES                   22,770             --         92,770

   NET CHANGES IN ASSETS AND LIABILITIES RELATED TO
      OPERATIONS
        MISCELLANEOUS RECEIVABLE                              264             --         (2,878)
        INCOME TAX CREDITS RECEIVABLE                     (67,369)         1,807        (92,784)
        INVENTORY                                         (19,131)            --        (19,131)
        SECURITY DEPOSITS                                  (1,559)            --         (1,559)
        ACCOUNTS PAYABLE AND ACCRUED EXPENSES             101,855         36,965        269,460
                                                      -----------    -----------    -----------

        NET CASH USED IN OPERATING ACTIVITIES            (323,394)       (20,352)      (785,459)

   CASH FLOWS USED IN INVESTING ACTIVITIES

      PURCHASE OF FIXED ASSETS                            (10,075)            --        (23,932)
      PATENTS                                                (650)            --         (1,018)
      ADVANCES TO EMPLOYEES AND CONSULTANTS               (21,000)            --        (21,000)
                                                      -----------    -----------    -----------

        NET CASH USED IN INVESTING ACTIVITIES             (31,725)            --        (45,950)

   CASH FLOWS FROM FINANCING ACTIVITIES

      DUE TO RELATED PARTIES                               44,038         11,403         69,327
      LONG-TERM DEBT ISSUED                                    --             --        575,000
      COMMON STOCK ISSUED                                 792,836             --        792,909
                                                      -----------    -----------    -----------

        NET CASH PROVIDED BY FINANCING ACTIVITIES         836,874         11,403      1,437,236
                                                      -----------    -----------    -----------

   EFFECT OF EXCHANGE RATE CHANGES ON CASH                 (5,067)          (445)       (11,241)
                                                      -----------    -----------    -----------

   NET INCREASE (DECREASE) IN CASH                        476,688         (9,394)       594,586

   CASH AND EQUIVALENTS, BEGINNING OF PERIOD              117,899         10,822             --
                                                      -----------    -----------    -----------

   CASH AND EQUIVALENTS, END OF PERIOD                $   594,587    $     1,428    $   594,586
                                                      ===========    ===========    ===========

                                 DOCUPORT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENTS OF SHAREHOLDERS' DEFICIT


           SIX MONTHS ENDED JUNE 30, 1999 AND 1998 AND THE PERIOD FROM
              FEBRUARY 1, 1992 (DATE OF INCEPTION) TO JUNE 30, 1999

                                                                                    ACCUMULATED
                                                                       ADDITIONAL      OTHER
                                                 COMMON STOCK           PAID-IN    COMPREHENSIVE                COMPREHENSIVE
                                             SHARES        AMOUNT       CAPITAL         LOSS        DEFICIT          LOSS
                                          -----------   -----------   -----------   -----------   -----------    -----------
                                          (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)    (Unaudited)
BALANCE, FEBRUARY 1, 1992 (INCEPTION)

    ISSUANCE OF COMMON STOCK IN 1992
      FOR 0.0000251 PER SHARE               2,900,000   $        73   $        --   $        --   $        --    $        --

    ISSUANCE OF COMMON STOCK IN 1996
      FOR NIL CONSIDERATION                   115,000            --            --            --            --             --

    RECAPITALIZATION TO EFFECT THE
      EXCHANGE OF SHARES ON REVERSE
      ACQUISITION                           1,507,500         4,449            --            --        (4,449)            --

    TRANSFER OF COMMON STOCK IN
     1998 FROM EXISTING SHAREHOLDERS IN
      EXCHANGE FOR CONSULTING SERVICES
      FOR THE COMPANY                              --            --        70,000            --            --             --

    ISSUANCE OF COMMON STOCK IN JANUARY
      1999 TO EXISTING SHAREHOLDERS IN
      EXCHANGE FOR CONSULTING SERVICES
      FOR THE COMPANY                         230,000           230        22,770            --            --             --

    RECAPITALIZATION TO EFFECT THE
      EXCHANGE OF SHARES ON REVERSE
      ACQUISITION                             115,000           115            --            --          (115)            --

    ISSUANCE OF COMMON STOCK IN
      MARCH 1999 FOR 0.10 PER SHARE           700,000           700        69,300            --            --             --

    ISSUANCE OF COMMON STOCK IN
      APRIL 1999 FOR 2.00 PER SHARE NET
      OF OFFERING COSTS                       435,000           435       722,401            --            --             --

    COMPREHENSIVE LOSS
      NET LOSS FROM INCEPTION TO
      JUNE 30, 1999                                --            --            --            --    (1,078,702)    (1,078,702)

    OTHER COMPREHENSIVE INCOME
      FOREIGN CURRENCY TRANSLATION
      ADJUSTMENTS                                  --            --            --        26,693            --         26,693
                                          -----------   -----------   -----------   -----------   -----------    -----------

BALANCE, JUNE 30, 1999                      6,002,500         6,002   $   884,471   $    26,693   $(1,083,266)   $(1,052,009)
                                          ===========   ===========   ===========   ===========   ===========    ===========




                                             TOTAL
                                          -----------
                                          (Unaudited)
BALANCE, FEBRUARY 1, 1992 (INCEPTION)

    ISSUANCE OF COMMON STOCK IN 1992
      FOR 0.0000251 PER SHARE             $        73

    ISSUANCE OF COMMON STOCK IN 1996
      FOR NIL CONSIDERATION                        --

    RECAPITALIZATION TO EFFECT THE
      EXCHANGE OF SHARES ON REVERSE
      ACQUISITION                                  --

    TRANSFER OF COMMON STOCK IN
     1998 FROM EXISTING SHAREHOLDERS IN
      EXCHANGE FOR CONSULTING SERVICES
      FOR THE COMPANY                          70,000

    ISSUANCE OF COMMON STOCK IN JANUARY
      1999 TO EXISTING SHAREHOLDERS IN
      EXCHANGE FOR CONSULTING SERVICES
      FOR THE COMPANY                          23,000

    RECAPITALIZATION TO EFFECT THE
      EXCHANGE OF SHARES ON REVERSE
      ACQUISITION                                  --

    ISSUANCE OF COMMON STOCK IN
      MARCH 1999 FOR 0.10 PER SHARE            70,000

    ISSUANCE OF COMMON STOCK IN
      APRIL 1999 FOR 2.00 PER SHARE NET
      OF OFFERING COSTS                       722,836

    COMPREHENSIVE LOSS
      NET LOSS FROM INCEPTION TO
      JUNE 30, 1999                        (1,078,702)

    OTHER COMPREHENSIVE INCOME
      FOREIGN CURRENCY TRANSLATION
      ADJUSTMENTS                              26,693
                                          -----------

BALANCE, JUNE 30, 1999                    $  (166,100)
                                          ===========

                                 DOCUPORT, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENTS OF SHAREHOLDERS' DEFICIT


           SIX MONTHS ENDED JUNE 30, 1999 AND 1998 AND THE PERIOD FROM
              FEBRUARY 1, 1992 (DATE OF INCEPTION) TO JUNE 30, 1999

                                                                                    ACCUMULATED
                                                                       ADDITIONAL      OTHER
                                                 COMMON STOCK           PAID-IN    COMPREHENSIVE                COMPREHENSIVE
                                             SHARES        AMOUNT       CAPITAL         LOSS        DEFICIT          LOSS
                                          -----------   -----------   -----------   -----------   -----------    -----------
                                          (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)    (Unaudited)
BALANCE JANUARY 1, 1998                     4,522,500         4,522   $        --   $    25,285   $  (520,152)   $        --

    COMPREHENSIVE LOSS
      NET LOSS FOR THE PERIOD                      --            --            --            --       (69,629)       (69,629)

    OTHER COMPREHENSIVE INCOME
      FOREIGN CURRENCY TRANSLATION
      ADJUSTMENTS                                  --            --            --         8,258            --          8,258
                                          -----------   -----------   -----------   -----------   -----------    -----------

BALANCE, JUNE 30, 1998                      4,522,500         4,522   $        --   $    33,543   $  (589,781)   $   (61,371)
                                          ===========   ===========   ===========   ===========   ===========    ===========

BALANCE JANUARY 1, 1999                     4,522,500         4,522   $    70,000   $    57,738   $  (746,631)   $  (614,371)

    ISSUANCE OF COMMON STOCK IN JANUARY
      1999 TO EXISTING SHAREHOLDERS IN
      EXCHANGE FOR CONSULTING SERVICES
      FOR THE COMPANY                         230,000           230        22,770            --            --             --

    RECAPITALIZATION TO EFFECT THE
      EXCHANGE OF SHARES ON REVERSE
      ACQUISITION                             115,000           115            --            --          (115)            --

    ISSUANCE OF COMMON STOCK MARCH 1999
      FOR 0.10 PER SHARE                      700,000           700        69,300            --            --             --

    ISSUANCE OF COMMON STOCK APRIL 1999
      FOR 2.00 PER SHARE NET OF FEES          435,000           435       722,401            --            --             --

    COMPREHENSIVE LOSS
      NET LOSS FOR THE PERIOD                      --            --            --            --      (336,520)      (336,520)

    OTHER COMPREHENSIVE LOSS
      FOREIGN CURRENCY TRANSLATION
      ADJUSTMENTS                                  --            --            --       (31,045)           --        (31,045)
                                          -----------   -----------   -----------   -----------   -----------    -----------

BALANCE, JUNE 30, 1999                      6,002,500         6,002   $   884,471   $    26,693   $(1,083,266)   $  (367,565)
                                          ===========   ===========   ===========   ===========   ===========    ===========




                                             TOTAL
                                          -----------
                                          (Unaudited)
BALANCE JANUARY 1, 1998                   $  (490,345)

    COMPREHENSIVE LOSS
      NET LOSS FOR THE PERIOD                 (69,629)

    OTHER COMPREHENSIVE INCOME
      FOREIGN CURRENCY TRANSLATION
      ADJUSTMENTS                               8,258
                                          -----------

BALANCE, JUNE 30, 1998                    $  (551,716)
                                          ===========

BALANCE JANUARY 1, 1999

    ISSUANCE OF COMMON STOCK IN JANUARY
      1999 TO EXISTING SHAREHOLDERS IN
      EXCHANGE FOR CONSULTING SERVICES
      FOR THE COMPANY                          23,000

    RECAPITALIZATION TO EFFECT THE
      EXCHANGE OF SHARES ON REVERSE
      ACQUISITION                                  --

    ISSUANCE OF COMMON STOCK MARCH 1999
      FOR 0.10 PER SHARE                       70,000

    ISSUANCE OF COMMON STOCK APRIL 1999
      FOR 2.00 PER SHARE NET OF FEES          722,836

    COMPREHENSIVE LOSS
      NET LOSS FOR THE PERIOD                (336,520)

    OTHER COMPREHENSIVE LOSS
      FOREIGN CURRENCY TRANSLATION
      ADJUSTMENTS                             (31,045)
                                          -----------

BALANCE, JUNE 30, 1999                    $  (166,100)
                                          ===========

NOTE 1: BASIS OF PRESENTATION

The interim financial statements included herein have been prepared by Docuport, Inc. ("Docuport" or the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management are necessary for fair presentation of the information contained therein. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included elsewhere in this filing. The Company follows the same accounting policies in preparation of interim reports.

Results of operations for the interim periods may not be indicative of annual results.

NOTE 2: LONG-TERM DEBT

                                                          June 1999    June 1998
                                                          ---------    ---------

10% subordinated promissory notes, due August 28, 1998   $   50,000   $   50,000
10% subordinated promissory notes, due August 1, 2000       525,000      525,000
                                                         -----------------------
                                                            575,000      575,000
Less: current portion                                        50,000       50,000
                                                         -----------------------
Long-term debt                                           $  525,000   $  525,000
                                                         =======================

On February 10, 1999, the Company negotiated an extension with a majority of the noteholders which included reducing the exercise price of existing warrants from $1.67 per share, split adjusted, to $0.10 per share and issuing an additional 157,500 warrants with an exercise price of $0.10 per share.

The Company is in default on the current $50,000 note which was due August 28, 1998 and is due on demand.

NOTE 3: STOCK OFFERINGS

In March, 1999 the Company conducted an offering of 700,000 shares of its $0.001 par value common stock. These shares were sold for $0.10 per share with certain restrictions as to further transfer.

In April, 1999 the Company conducted a second offering of $930,000. The Company raised $870,000 with the placement of 435,000 shares of its $0.001 par value common stock at $2.00 per share. These shares were sold without any restrictions as to further transfer.

NOTE 4: MERGER

On March 24, 1999, the Company issued 4,867,500 shares of its common stock in exchange for all of the outstanding common stock of Docuport, Inc., a Canadian corporation ("Canada"). At the conclusion of the transaction, the former shareholders of Canada controlled the new parent company and, thus, the transaction has been accounted for as a recapitalization. Accordingly, the Company's financial statements have been restated to include the accounts and operations of Docuport for all periods prior to the merger.

                                     PART II

Item 24. Indemnification of Directors and Officers.

      Article EIGHTH of the Registrant's Certificate of Incorporation, contains the following provision with respect to the indemnification of directors of the
Company:

            "EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of
Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented."

      Sections 1, 2, 3 and 4 of Article 8 of the Registrant's By-laws contain the following provisions with respect to the indemnification of directors, officers and authorized representatives:

            "Section 1. Indemnification of Directors and Officers in Third Party Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an "authorized representative" of the Corporation (which shall mean for the purposes of this Article a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding " (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorney's fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to a criminal third party proceeding (which shall include for purposes of this Article any investigation which could or does lead to a criminal third party proceeding) had not reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

            Section 2. Indemnification of Directors and Officers in Corporate Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporate proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor or any investigative proceeding by or on behalf of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

            Section 3. Indemnification of Authorized Representatives. To the extent that an authorized representative of the Corporation who neither was nor is a director or officer of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith. Such an authorized representative may, at the discretion of the Corporation, be indemnified by the Corporation in any other circumstances to any extent if the Corporation would be required by Section 1 or 2 of this Article VIII to indemnify such person in such circumstances to such extent as if such person were or had been a director or officer of the Corporation.


            Section 4. General Terms. Any indemnification under Section 1 and
Section 2 of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in
Section 1 and Section 2 of this Article VIII. Such determination shall be made
(i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (iii) by the stockholders.


            Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in these By-laws.

      Section 145 of the Delaware General Corporation Law also contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company (or, at the request of the Company,, a director or officer of another corporation or other enterprise); provided the officers or directors acted in good faith. The Company also may obtain an insurance policy which will cover officers and directors for any liability arising out of their actions in such capacity.

      The foregoing do not and will not eliminate or limit the liability of a director for violating his duty of loyalty (which includes the obligation of a director of the Company to refrain from self-dealing with respect to the Company, improperly competing with the Company or usurping

Company opportunities), failing to act in good faith, engaging in intentional misconduct or knowingly violating a law or participating in the payment of a dividend or a stock repurchase or redemption for himself. The foregoing also do not and will not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth an itemized list of all expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions and non-accountable expenses.


SEC Registration Fee ....................................            $   786.44
Printing and Engraving ..................................               1000.00*
Legal Fees and Expenses .................................             45,000.00*
Accounting Fees and Expenses ............................             27,000.00*
Transfer Agent Fees .....................................                800.00*
Miscellaneous Expenses ..................................                413.56

      TOTAL .............................................             75,000.00


---------------
*     Estimated.

Item 26. Sales of Unregistered Securities.


      On July 11, 1996 the Registrant offered for sale units, or a fractional unit, which included shares of common stock, common stock purchase warrants and promissory notes. The Registrant sold and issued an aggregate of (a) 115,000 shares of common stock; (b) 115,000 common stock purchase warrants; and (c) $575,000 in promissory notes, to a total of eighteen individuals for the aggregate consideration of $575,000. The issuance of these securities did not require registration under the Securities Act in that all of such securities were issued under an exemption from the registration requirements of the Securities Act provided by Section 3(b) and Rule 504. Upon a resolution of the Registrants Board of Directors, passed on March 24, 1999, all shares of common stock and warrants in the Canadian subsidiary were exchanged for shares in the Delaware parent (the "Exchange"). The ratio of the Exchange was three (3) shares or warrants in the parent for every two (2) shares or warrants in the Canadian subsidiary.

      On February 10, 1999 the Registrant offered an extension agreement to the investors of the 1996 offering which extended the due date of the promissory notes which were part of the 1996 private offering. Seventeen of the 18 investors agreed to the extension. As compensation to the investors who agreed to the extension, the Registrant: (A) issued additional warrants equal to the number of the warrants held (as adjusted upon the Exchange) with an exercise price of $0.10 per share and (B) the exercise price for the warrants originally issued in connection with the 1996 private offering was reduced from $1.67 (as adjusted) to $0.10. The extension agreement extended the due date for the Promissory Notes until the earlier to occur of either (a) August 1, 2000; or (b) the raising an aggregate of $5,000,000 in financing.

      Commencing on March 12, 1999 and effective April 6, 1999, the Registrant sold and issued an aggregate of 700,000 shares of common stock to a total of seventeen individuals for the aggregate consideration of $70,000 ($.10 per share). The issuance of all of such shares of common stock did not require registration under the Securities Act in that all of such shares of common stock were issued under an exemption from the registration requirements of the Securities Act afforded by Section 3(b) and Rule 504. The purchasers of the Registrant's common stock were all accredited investors.

      Commencing on March 22, 1999 and effective April 6, 1999, the Registrant sold and issued an aggregate 435,000 shares of its common stock to a total of 32 individuals for the aggregate consideration of $870,000 ($2.00 per share). All of such shares of Common stock were issued under an exemption from the registration requirements of the Securities Act afforded by Section 3(b) and Rule 504. Twenty-one of the purchasers were accredited investors, while eleven purchasers of the common stock were non-accredited investors.

      The two offerings which commenced in March, 1999 were two separate and distinct offerings. The initial offering which commenced on March 12, 1999 was to have closed on, or prior to, March 31, 1999, but the closing was delayed although the purchasers had remitted payment and provided executed Subscription Agreements prior to March 31, 1999. The Registrant commenced the offering prior to its incorporation and did not commence the second offering until after the initial offering had been completed. The funds were needed in order to provide the Registrant with capital with which it could incorporate and fund short term operations. After receipt of such funds, the Registrant proceeded to raise additional capital in order to finance its operations.


Item 27. Exhibits.


Number   Description
------   -----------
3.1      Articles of Incorporation of Registrant.(1)
3.2      By-Laws of Registrant.(1)
4.1      Specimen Common Stock Certificate.(1)
5.1      Opinion of Mintz & Fraade, P.C.
10.1     Employment Agreement of Norman Docteroff(1)
10.2     Marketing and Sales Agreement with Solutions Plus, Inc.(1)
10.3     Management and Consulting Agreement with Rexon Ltd.(1)
15.1     Letter on unaudited interim financial information(1)
21.1     Subsidiary of Registrant(1)
23.1     Consent of Mintz & Fraade, P.C. (Included in 5.1)
23.2     Consent of BDO Dunwoody
24.1 Power of Attorney (set forth on the signature page of this Registration Statement).(1)
27.1     Financial Data Schedule


----------
(1)   Previously filed.

Item 28. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

      The Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) reflect in this prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and, notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) Include any additional or changed material information with respect to the plan of distribution.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

      The Registrant hereby further undertakes that it will:

      (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

      (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorize this registration statement to be signed on our behalf by the undersigned, in New York, State of New York, on October 5, 1999.


                                                DOCUPORT, INC.


                                         By: /s/ Raja S. Tuli
                                             -----------------------------------
                                             Raja S. Tuli, Chairman of the Board


                                         By: /s/ Norman Docteroff
                                             -----------------------------------
                                             Norman Docteroff, President